UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Noble Energy, Inc.

(Name of Registrant as Specified In Its Charter)

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NOBLE ENERGY, INC.
100 Glenborough Drive
Suite 100
Houston, Texas 77067

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On April 22, 2008

To the Stockholders of
Noble Energy, Inc.:

The annual meeting of stockholders of NOBLE ENERGY, INC., a Delaware corporation (“Company”), will be held on Tuesday, April 22, 2008, at 9:30 a.m., Central Time, at The Woodlands Waterway Marriott Hotel & Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas 77380, for the following purposes:

1.	To elect the members of the Board of Directors of the Company to serve until the next annual meeting of the Company’s stockholders;

2.	To ratify the appointment of the independent auditor by the Company’s Audit Committee; and

3.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 11, 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the meeting. A complete list of the stockholders will be available for examination at the offices of the Company in Houston, Texas during ordinary business hours for a period of 10 days prior to the meeting.

A record of the Company’s activities during 2007 and its financial statements for the fiscal year ended December 31, 2007 are contained in the Company’s 2007 Annual Report on Form 10-K. The Annual Report does not form any part of the material for solicitation of proxies.

All stockholders are cordially invited to attend the meeting. Stockholders are urged, whether or not they plan to attend the meeting, to complete, date and sign the accompanying proxy card and to return it promptly in the postage-paid return envelope provided, or, alternatively, to vote their proxy by telephone or the internet according to the instructions on the proxy card. If a stockholder who has returned a proxy attends the meeting in person, the stockholder may revoke the proxy and vote in person on all matters submitted at the meeting.

By Order of the Board of Directors of
Noble Energy, Inc.

Arnold J. Johnson
Vice President, General Counsel and Secretary

Houston, Texas
March 21, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 22, 2008.

The Company’s Proxy Statement for the 2008 Annual Meeting of Stockholders, Annual Report to Stockholders for the fiscal year ended December 31, 2007 and Annual Report on Form 10-K for the fiscal year ended December 31, 2007 are available at ww3.ics.adp.com/streetlink/nbl.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
INTRODUCTION
CORPORATE GOVERNANCE
VOTING SECURITIES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
PROPOSAL I ELECTION OF DIRECTORS
INFORMATION CONCERNING THE BOARD OF DIRECTORS
PROPOSAL II RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION, BENEFITS AND STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
MATTERS RELATING TO THE INDEPENDENT AUDITOR
STOCKHOLDER PROPOSALS AND OTHER MATTERS

NOBLE ENERGY, INC.
100 Glenborough Drive
Suite 100
Houston, Texas 77067

PROXY STATEMENT

For Annual Meeting of Stockholders
To Be Held On April 22, 2008

INTRODUCTION

The accompanying proxy, mailed together with this proxy statement, is solicited by and on behalf of the Board of Directors (“Board of Directors” or “Board”) of Noble Energy, Inc., a Delaware corporation (“Company”), for use at the annual meeting of stockholders of the Company to be held at 9:30 a.m. Central Time on Tuesday, April 22, 2008, at The Woodlands Waterway Marriott Hotel & Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas 77380, and at any adjournment or postponement thereof. The approximate date on which this proxy statement and the accompanying proxy will first be mailed to our stockholders is March 21, 2008.

Shares represented by valid proxies will be voted at the meeting in accordance with the directions given. If no directions are given, the shares will be voted in accordance with the recommendations of our Board unless otherwise indicated. Any stockholder of the Company returning a proxy has the right to revoke the proxy at any time before it is voted by communicating the revocation in writing to Arnold J. Johnson, Secretary, Noble Energy, Inc., 100 Glenborough Drive, Suite 100, Houston, Texas 77067, or by executing and delivering a proxy bearing a later date. No revocation by written notice or by delivery of another proxy will be effective until the notice of revocation or other proxy, as the case may be, has been received by the Company at or prior to the meeting.

In order for an item of business proposed by a stockholder to be considered properly brought before the annual meeting of stockholders as an agenda item or to be eligible for inclusion in our proxy statement, our By-laws require that the stockholder give written notice to our Secretary. The notice must specify certain information concerning the stockholder and the item of business proposed to be brought before the meeting. The notice must be received by our Secretary no later than 120 calendar days before the first anniversary of the release date of the previous year’s annual meeting proxy statement; provided, however, that in the event that (1) no annual meeting was held in the previous year or (2) the date of the annual meeting has changed by more than 30 days from the date of the previous year’s meeting, notice by the stockholder must be received no later than the close of business on the tenth day following the earlier of the day on which notice of the meeting date was mailed or public disclosure of the meeting date was made for such notice to be timely. Accordingly, proper notice of a stockholder proposal for the 2009 annual meeting must be received by us no later than November 22, 2008.

Voting Procedures and Tabulation

Holders of record of our common stock may vote using one of the following three methods:

By Mail:  Stockholders of record may vote by signing, dating and returning the proxy card in the accompanying postage-paid envelope.

By Telephone:  Stockholders of record may call the toll-free number on the accompanying proxy card to vote by telephone, in accordance with the instructions set forth on the proxy card and through voice prompts received during the call.

By Internet:  By accessing the voting website listed on the accompanying proxy card, stockholders of record may vote through the internet in accordance with the instructions included on the proxy card and on the voting website. Stockholders electing to vote through the internet may incur telephone and internet access charges.

Proxies submitted by telephone or the internet are treated in the same manner as if the stockholder had signed, dated and returned the proxy card by mail. Therefore, stockholders of record electing to vote by telephone or the internet should not return their proxy cards by mail.

Stockholders whose shares of our common stock are held in the name of a bank, broker or other holder of record (that is, “street name”) will receive separate instructions from such holder of record regarding the voting of proxies.

We will appoint one or more inspectors of election to act at the meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and according to the best of their ability. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law.

The inspectors will tabulate the number of votes cast for, or withheld from, each matter submitted at the meeting for a stockholder vote. Votes that are withheld will be excluded entirely from the vote and will have no effect. Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold shares in street name have the discretionary authority to vote on certain “routine” items when they have not received instructions from beneficial owners. For purposes of our 2008 annual meeting, routine items include the election of directors and the ratification of the appointment of our independent auditor. In instances where brokers are prohibited from exercising discretionary authority and no instructions are received from beneficial owners with respect to an item (so-called “broker non-votes”), the shares they hold will not be considered part of the voting power present and, therefore, will have no effect on the vote.

CORPORATE GOVERNANCE

We are committed to integrity, reliability and transparency in our disclosures to the public. To this end, we adhere to corporate governance practices designed to ensure that our business is conducted in the best interest of our stockholders and in compliance with our legal and regulatory obligations, including the listing standards of the NYSE and the rules and regulations of the Securities and Exchange Commission (“SEC”). We monitor developments in the area of corporate governance.

Director Independence

The standards applied by our Board in affirmatively determining whether a director is “independent” in compliance with the listing standards of the NYSE generally provide that a director is not independent if:

1. the director is, or has been within the last three years, an employee of the Company, or an immediate family member (defined as including a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons-and daughters-in-law, brothers- and sisters-in-law, and anyone, other than domestic employees, who shares such person’s home) is, or has been within the last three years, an executive officer, of the Company;

2. the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

3. (a) the director or an immediate family member is a current partner of a firm that is our internal or external auditor; (b) the director is a current employee of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time;

4. the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

5. the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

In addition to these objective standards, our Board has adopted a general standard, also in compliance with the NYSE listing standards, to the effect that no director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company that could interfere with the director’s ability to exercise independent judgment. Our Board exercises appropriate discretion in identifying and evaluating the materiality of any relationships directors may have with us or with parties that conduct business with us.

On February 26, 2008, our Board reviewed our directors’ relationships with the Company (and those of their immediate family members), including information related to transactions, relationships or arrangements between the Company and our directors or parties related to our directors. The following is a description of categories or types of transactions, relationships or arrangements considered by our Board (in addition to any matters described under the “Certain Transactions” section of this proxy statement) in making its determination that these directors are independent:

•	Jeffrey L. Berenson is a director and member of the compensation committee of Epoch Holdings Corporation, a holding company that provides investment management and advisory services. Mr. Berenson is a former director of Patina Oil & Gas Corporation, which we acquired by merger in May 2005.

•	Michael A. Cawley is President, Chief Executive Officer and Trustee of The Samuel Roberts Noble Foundation, Inc. (“Foundation”), which we paid $42,268 for the use of its aircraft during 2007. During that same period, the Foundation paid $49,209 to us for the use of our aircraft. Mr. Cawley received payments totaling approximately $51,763 in 2007 attributable to his interests in certain oil and gas royalties that he purchased from the Company in the 1990s. Mr. Cawley is also a director and member of the Compensation Committee of Noble Corporation, a publicly traded drilling company.

•	Edward F. Cox received payments in 2007 totaling $222,747 attributable to his interests in certain oil and gas royalties and interests in two general partnerships that hold royalties and are managed by the Company. Mr. Cox purchased these interests from the Company in the 1980s and 1990s.

•	Kirby L. Hedrick is a director and member of the Audit and Reserves, Operations and Environmental, Health and Safety committees of Pengrowth Energy Trust, a closed-end investment trust that engages in the acquisition, ownership and management of working interests and royalty interests in oil and natural gas properties and processing facilities in Canada. Mr. Hedrick is also a member of the Wyoming Environmental Quality Council.

•	Scott D. Urban retired as Group Vice President, Upstream for several profit centers at BP in 2005, and is a partner in Edgewater Energy Partners, an organizational consulting firm for energy-related industries.

•	William T. Van Kleef is a director and chair of the Audit Committee of Oil States International, Inc., a publicly traded company that provides specialty products and services to oil and gas drilling and production companies worldwide. Mr. Van Kleef retired as Chief Operating Officer of Tesoro Corporation in 2005.

After reviewing these transactions, relationships and arrangements, and after applying the NYSE independence standards described above, our Board affirmatively determined that no material relationship existed that would interfere with the ability of Messrs. Berenson, Cawley, Cox, Hedrick, Urban or Van Kleef to exercise independent judgment and that each is independent for Board membership purposes. Our Board also determined that all members of our Audit Committee, Corporate Governance and Nominating Committee and Compensation, Benefits and Stock Option Committee are independent under the NYSE independence standards and applicable SEC rules.

Lead Independent Director and Executive Sessions

•	We have an empowered Lead Independent Director, currently Michael A. Cawley, who is elected annually by our independent directors. The Lead Independent Director’s responsibilities and authority generally include:

•	approving the scheduling of regular and, where feasible, special meetings of the Board to assure that there is sufficient time for discussion of all agenda items;

•	consulting with the Chairman to establish the agenda for each Board meeting;

•	discussing with the Chairman and approving the scope of materials to be delivered to the directors in advance of Board meetings;

•	presiding at all executive sessions of the independent or non-management directors and all other Board meetings at which the Chairman is not present:

•	serving as a liaison between the Chairman and the independent or non-management directors;

•	coordinating the activities of such directors;

•	coordinating the agenda for and moderating sessions of the Board’s independent directors and other non-management directors;

•	facilitating communications among the other members of the Board; and

•	consulting with the chairs of the Board committees and soliciting their participation to avoid diluting their authority or responsibilities.

Our Lead Independent Director’s responsibilities and authority are more specifically described in our Corporate Governance Guidelines.

•	Our non-management directors hold executive sessions without management at regularly scheduled meetings of our Board and at other meetings as appropriate. These sessions take place outside the presence of our Chief Executive Officer or any of our other employees. The Lead Independent Director presides at these executive sessions, which allow the non-management directors the opportunity to separately consider management performance and broader matters of strategic significance to us. During 2007, our non-management directors met six times in executive sessions of the Board.

Audit Committee

•	All members of our Audit Committee have been determined to meet the standards of independence required of audit committee members by the NYSE and applicable SEC rules. See “Director Independence” above.

•	Our Board has determined that all members of our Audit Committee are financially literate. Further, our Board has determined that William T. Van Kleef possesses accounting or related financial management expertise within the meaning of the listing standards of the NYSE, and is an “audit committee financial expert” within the meaning of applicable SEC rules.

•	Our Audit Committee operates under a charter adopted by our Board that governs its duties and conduct. A copy of the charter can be obtained free of charge from our website, www.nobleenergyinc.com, or by written request to us at the address appearing on the first page of this proxy statement to the attention of our Corporate Secretary or by calling (281) 872-3100.

•	KPMG LLP, our independent auditor, reports directly to our Audit Committee.

•	Our Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and our independent auditor prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, the integrity of our financial controls and reporting.

•	Our Audit Committee has adopted a Policy on Reporting Concerns and Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters to enable confidential and anonymous reporting to the Audit Committee of concerns regarding questionable accounting matters.

Compensation, Benefits and Stock Option Committee

•	All members of our Compensation, Benefits and Stock Option Committee (“Compensation Committee”) have been determined to meet the NYSE standards for independence. See “Director Independence” above. Further, each member of our Compensation Committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 and an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

•	Our Compensation Committee operates under a charter adopted by our Board that governs its duties and conduct. A copy of the charter can be obtained free of charge from our website, www.nobleenergyinc.com, or by written request to us at the address appearing on the first page of this proxy statement to the attention of our Corporate Secretary or by calling (281) 872-3100.

Corporate Governance and Nominating Committee

•	All members of our Corporate Governance and Nominating Committee (“Governance Committee”) have been determined to meet the NYSE standards for independence. See “Director Independence” above.

•	Our Governance Committee operates under a charter adopted by our Board that governs its duties and conduct. A copy of the charter can be obtained free of charge from our website, www.nobleenergyinc.com, or by written request to us at the address appearing on the first page of this proxy statement to the attention of our Corporate Secretary or by calling (281) 872-3100.

•	Our Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by our management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should follow the procedures described in this proxy statement under the caption “Evaluation of Director Nominees.”

Corporate Governance Guidelines

•	We have adopted a set of Corporate Governance Guidelines, including standards for director qualification and director responsibilities. The guidelines can be obtained free of charge from our website, www.nobleenergyinc.com, or by written request to us at the address appearing on the first page of this proxy statement to the attention of our Corporate Secretary or by calling (281) 872-3100.

Codes of Business Conduct and Ethics

•	We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees and sets out our policy regarding laws and business conduct, contains other policies relevant to business conduct and sets out a process for reporting violations thereof. A copy of this code can be obtained free of charge from our website, www.nobleenergyinc.com, or by written request to us at the address appearing on the first page of this proxy statement to the attention of our Corporate Secretary or by calling (281) 872-3100. Amendments to this code will be promptly posted on our website.

•	We have also adopted a Code of Ethics for Chief Executive and Senior Financial Officers, violations of which are to be reported to our Audit Committee. A copy of this code can be obtained free of charge from our website, www.nobleenergyinc.com, or by written request to us at the address appearing on the first page of this proxy statement to the attention of our Corporate Secretary or by calling (281) 872-3100. Amendments to this code will also be promptly posted on our website.

Personal Loans to Executive Officers and Directors

We comply with, and operate in a manner consistent with, applicable law prohibiting extensions of credit in the form of personal loans to, or for the benefit of, our directors and executive officers.

Directors Attendance at Annual Meetings of Stockholders

All of our directors are expected to attend each annual meeting of our stockholders. A director who is unable to attend the annual meeting, which it is understood will occur on occasion, is expected to notify the Chairman of the Board in advance of such meeting. Attendance at our annual meeting will be considered by our Governance Committee in assessing each director’s performance. Last year, all but one of our directors attended our annual meeting of stockholders.

Communication with the Board of Directors

Stockholders and other interested parties may contact any member of our Board, any Board committee or any chair of any such committee by mail, electronically or by calling our independent, toll-free compliance line. To communicate by mail with our Board, any individual director or any group or committee of directors, correspondence should be addressed to our Board or any individual director or group or committee of directors by either name or title. All correspondence should be sent to Noble Energy, Inc., Attention: Corporate Secretary, at 100 Glenborough, Suite 100, Houston, Texas 77067. To communicate with any of our directors electronically, stockholders should go to our website at www.nobleenergyinc.com. Under the headings “Corporate Governance/Corporate Governance Guidelines,” you will find a link under Exhibit 3 (“Shareholder Communications with Directors”) that may be used for writing an electronic message to our Board, any individual director, or any group or committee of directors. In addition, stockholders may call our independent, toll-free compliance line listed on our website under the heading “Corporate Governance/Audit Committee Complaints Policy.”

All stockholder communications properly received will be reviewed by the office of our General Counsel to determine whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the appropriate director or directors.

VOTING SECURITIES

Only holders of record of our common stock, par value $3.33 1/3 per share, at the close of business on March 11, 2008, the record date for our annual meeting, are entitled to notice of, and to vote at, the meeting. A majority of the shares of common stock entitled to vote, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes on filed proxies and ballots are counted as present for establishing a quorum. On the record date for our annual meeting, there were issued and outstanding 172,105,199 shares of common stock. Each share of common stock is entitled to one vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following tabulation sets forth, as of March 11, 2008, information with respect to the only persons who were known to us to be beneficial owners of more than five percent of the outstanding shares of our common stock, based on statements filed with the SEC pursuant to Section 13(g) or 13(d) of the Securities Exchange Act of 1934.

	Number of Shares
	of Common Stock		Percent
Name and Address of Beneficial Owner	Beneficially Owned		of Class

NWQ Investment Management Company, LLC	16,678,183	(1)	9.7%
2049 Century Park East, 16th Floor Los Angeles, CA 90067

AXA Financial, Inc.	14,690,658	(2)	8.5%
1290 Avenue of the Americas New York, NY 10104

Barclays Global Investors, NA	14,541,599	(3)	8.4%
82 Devonshire Street Boston, MA 02109

	Number of Shares
	of Common Stock		Percent
Name and Address of Beneficial Owner	Beneficially Owned		of Class

FMR LLC	10,911,557	(4)	6.3%
82 Devonshire Street Boston, MA 02109

Wellington Management Company, LLP	9,240,579	(5)	5.4%
75 State Street Boston, MA 02109

Capital World Investors	9,229,000	(6)	5.4%
333 South Hope Street Los Angeles, CA 90071

(1)	Includes shares of common stock beneficially owned by clients of NWQ Investment Management Company, LLC, which clients may include investment companies registered under the Investment Company Act of 1940, as amended, and/or employee benefit plans, pension funds, charitable funds, and other institutional and high net worth clients. NWQ has sole voting power with respect to 14,557,121 shares of common stock and sole dispositive power with respect to 16,678,183 shares of common stock.

(2)	Included in the shares of common stock that are beneficially owned by AXA Financial, Inc. are (a) 14,668,597 shares beneficially owned by AllianceBernstein L.P. and acquired solely for investment purposes on behalf of client discretionary investment advisory accounts, (b) 8,100 shares acquired solely for investment purposes by AXA Rosenberg Investment Management LLC, (c) 6,466 shares acquired solely for investment purposes by AXA Investment Managers Paris (France), (d) 400 shares acquired solely for investment purposes by AXA Konzern AG (Germany), and (e) 7,095 shares acquired solely for investment purposes by AXA Equitable Life Insurance Company. AllianceBernstein L.P. has sole voting power with respect to 10,810,450 shares of common stock, shared voting power with respect to 10,605 shares of common stock and sole dispositive power with respect to 14,668,597 shares of common stock.

(3)	Included in the shares of common stock that are beneficially owned by Barclays Global Investors, NA. are (a) 10,104,153 shares beneficially owned by Barclays Global Investors, NA, a bank as defined under Section 3(a)(6) of the Securities and Exchange Act of 1934, as amended (and referred to in this proxy statement as the Exchange Act), which has sole voting power with respect to 8,613,460 shares of common stock and sole dispositive power with respect to 10,104,153 shares of common stock, (b) 1,851,017 shares beneficially owned by Barclays Global Fund Advisors, an investment adviser registered under the Investment Advisers Act of 1940, (c) 1,808,065 shares beneficially owned by Barclays Global Investors, Ltd, a bank as defined under Section 3(a)(6) of the Exchange Act, which has sole voting power with respect to 1,508,112 shares of common stock and sole dispositive power with respect to 1,808,065 shares of common stock, (d) 606,623 shares beneficially owned by Barclays Global Investors Japan Limited, an investment adviser registered under the Investment Advisers Act of 1940, and (e) 171,741 shares beneficially owned by Barclays Global Investors Canada Limited, an investment adviser registered under the Investment Advisers Act of 1940, which has sole dispositive power with respect to 171,741 shares of common stock, but no voting power with respect to those shares.

(4)	Included in the shares of common stock that are beneficially owned by FMR LLC are (a) 10,388,306 shares beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under the Investment Advisers Act of 1940, (b) 2,578 shares beneficially owned by Strategic Advisors, Inc., a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940, (c) 2,800 shares beneficially owned by Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940, (d) 191,673 shares beneficially owned by Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined under Section 3(a)(6) of the Exchange Act, and (e) 326,200 shares beneficially owned by Fidelity International Limited, a qualified institution.

(5)	Wellington Management Company LLP, in its capacity as investment adviser, may be deemed to beneficially own 9,240,579 shares of common stock, which are held of record by clients of Wellington Management Company LLP. Wellington has shared voting power with respect to 5,438,862 shares of common stock and shared dispositive power with respect to 9,226,179 shares of common stock.

(6)	Capital World Investors is deemed to be the beneficial owner of 9,299,000 shares of common stock as a result of CRMC acting as investment adviser to various investment companies registered under the Investment Company Act of 1940.

PROPOSAL I

ELECTION OF DIRECTORS

As of the date of this proxy statement, our Board consists of eight directors, six of whom are independent. Information regarding the business experience of each nominee is provided below. All directors are elected annually to serve until the next annual meeting and until their successors are elected.

Directors are elected by plurality vote of the shares present at our annual meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. The proxyholders will vote in favor of the eight candidates listed below unless contrary instructions are given.

If you sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted for the eight persons recommended by our Board, except where authorization to do so is withheld.

Our Board expects that all of the nominees will be available to serve as directors as indicated. In the event that any nominee should become unavailable, however, the proxyholders will vote for a nominee or nominees who would be designated by our Board unless the Board chooses to reduce the number of directors serving on our Board.

Company Nominees for Director

Jeffrey L. Berenson — Mr. Berenson, age 57, is President and Chief Executive Officer of Berenson & Company, a private investment banking firm in New York City that he co-founded in 1990. From 1978 until co-founding Berenson & Company, Mr. Berenson was with Merrill Lynch’s Mergers and Acquisitions department, becoming head of that department in 1986 and then co-head of its Merchant Banking unit in 1988. He was appointed to the Board of Directors of Patina Oil & Gas Corporation (“Patina”) in December 2002 and joined our Board upon completion of our merger with Patina on May 16, 2005. Mr. Berenson is also a member of the Board of Directors of Epoch Holdings Corporation.

Michael A. Cawley — Mr. Cawley, age 60, has served as President and Chief Executive Officer of The Samuel Roberts Noble Foundation, Inc. (“Foundation”) since February 1, 1992, after serving as Executive Vice President of the Foundation since January 1, 1991. Prior to 1991, Mr. Cawley was the President of Thompson, Cawley, Veazey & Burns, a professional corporation, attorneys at law. Mr. Cawley has served as a trustee of the Foundation since 1988 and is also a director of Noble Corporation. He has served on our Board since 1995 and has been our Lead Independent Director since 2001.

Edward F. Cox — Mr. Cox, age 61, has been a partner in the law firm of Patterson Belknap Webb & Tyler llp, New York, New York for more than five years and has served as the chair of the firm’s corporate department and as a member of its management committee. He is chair of the New York League of Conservation Voters Education Fund, of the New York City Commission on State Parks, of the Finance Committee of the Trustees of The State University of New York and of the State University Construction Fund. He is also a member of New York’s merit selection constitutional Commission on Judicial Nomination. Mr. Cox has served on our Board since 1984.

Charles D. Davidson — Mr. Davidson, age 58, has served as our President and Chief Executive Officer since October 2000 and has served as Chairman of our Board since April 2001. Prior to October 2000, he served as President and Chief Executive Officer of Vastar Resources, Inc. (“Vastar”) from March 1997 to September 2000 (Chairman from April 2000) and was a Vastar director from March 1994 to September 2000. From September 1993 to March 1997, he served as a Senior Vice President of Vastar. From 1972 to October 1993, he held various positions with ARCO.

Thomas J. Edelman — Mr. Edelman, age 57, founded Patina and served as its Chairman and Chief Executive Officer from its formation in 1996 until its merger with the Company in 2005. He co-founded Snyder Oil Corporation and was its President from 1981 through 1997. He also served as Chairman of Range Resources Corporation from 1988 through 2003. From 1980 to 1981, he was with The First Boston Corporation and, from 1975 through 1980, with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman also serves as Chairman of BioFuel Energy Corp. and Bear Cub Investments LLC, President of Lenox Hill Neighborhood House and Trustee and Chair of the Investment Committee of The Hotchkiss School. He joined our Board upon completion of our merger with Patina in May 2005.

Kirby L. Hedrick — Mr. Hedrick, age 55, served as Executive Vice President over upstream operations for Phillips Petroleum Company from 1997 until his retirement in 2000. He was elected to our Board on August 1, 2002. Mr. Hedrick is also a member of the Board of Directors of Pengrowth Energy Trust.

Scott D. Urban — Mr. Urban, age 54, served in executive management positions at Amoco and its successor, BP, from 1977 to 2005. At the time of his retirement from BP in 2005, he was Group Vice President, Upstream for several profit centers including North America Gas, Alaska, Egypt and Middle East and, before that, Group Vice President, Upstream North Sea. Mr. Urban held various positions at Amoco including, at the time of its merger with BP, Group Vice President, Worldwide Exploration. He is also a partner in Edgewater Energy Partners, an organizational consulting firm for energy-related industries. Mr. Urban was appointed to our Board on October 23, 2007.

William T. Van Kleef — Mr. Van Kleef, age 56, served in executive management positions at Tesoro from 1993 to 2005, most recently as Tesoro’s Executive Vice President and Chief Operating Officer. During his tenure at Tesoro, Mr. Van Kleef held various positions, including President, Tesoro Refining and Marketing, and Executive Vice President and Chief Financial Officer. Before joining Tesoro, Mr. Van Kleef, a Certified Public Accountant, served in various financial and accounting positions with Damson Oil from 1982 to 1991, most recently as Senior Vice President and Chief Financial Officer. He joined our Board on November 11, 2005. Mr. Van Kleef is also a member of the Board of Directors of Oil States International, Inc.

Generally, our By-laws provide that a stockholder must deliver written notice to our Secretary no later than 90 calendar days prior to our annual meeting naming the stockholder’s nominee(s) for director and specifying certain information concerning the stockholder and nominee(s) as described below under the section “Evaluation of Director Nominees.” Accordingly, a stockholder’s nominee(s) for director to be presented at our 2009 annual meeting of stockholders must be received by us no later than January 28, 2009.

Our Board unanimously recommends that stockholders vote FOR the election of each of its nominees.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Our Board held thirteen meetings in 2007, consisting of five regular meetings, its annual organizational meeting and seven special meetings.

Evaluation of Director Nominees

Our Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to our Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. Nominees for director shall be those people who, after taking into account their skills, expertise, integrity, diversity, character, judgment, age, independence, corporate experience, length of service, potential conflicts of interest and commitments (including, among other things, service on the boards or comparable governing bodies of other public companies, private business companies, charities, civic bodies or similar organizations) and other qualities, are believed to enhance our Board’s ability to manage and direct, in an effective manner, the affairs and business of the Company, including, when applicable, to enhance the ability of committees of our Board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or listing standards of the NYSE.

In general, nominees for director should have an understanding of the workings of large business organizations such as the Company and senior level executive experience, as well as the ability to make independent, analytical judgments, the ability to be an effective communicator and the ability and willingness to devote the time and effort to be an effective and contributing member of our Board. In addition, our Governance Committee will examine a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. Our Governance Committee will also seek to have our Board represent a diversity of backgrounds, experience, gender and race.

Our Governance Committee will identify potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons meeting the criteria described above who have had a change in circumstances that might make them available to serve on our Board — for example, retirement as a CEO or CFO of a public company or exiting government or military service or business and civic leaders in the communities in which our facilities are located. Our Governance Committee also, from time to time, will engage firms that specialize in identifying director candidates. Our Governance Committee will also consider candidates recommended by our stockholders.

Once a person has been identified by our Governance Committee as a potential candidate, the committee may collect and review available information regarding the person to assess whether the person should be considered further. If our Governance Committee determines that the candidate warrants further consideration, the committee Chair or another member of our Governance Committee will contact the individual. Generally, if the individual expresses a willingness to be considered and to serve on our Board, our Governance Committee will request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. Our Governance Committee’s evaluation process will be the same whether or not a candidate is recommended by a stockholder, although our Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Our Governance Committee will consider director nominees of stockholders, provided that such recommendations are made in writing to the attention of our Corporate Secretary and received not less than 90 days in advance of our annual stockholder meeting. A stockholder must include the following information with each recommendation for a director nominee:

•	the name and address of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership;

•	whether the stockholder intends to appear in person or by proxy at our annual stockholders’ meeting to make the nomination;

•	a description of all arrangements or understandings between the stockholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is made; and

•	the name of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a member of our Board and the person’s consent to be named as a director if selected by our Governance Committee and nominated by our Board.

Committees of the Board of Directors

Our Board has four standing committees, whose names, current members and purposes are as follows:

Audit Committee — William T. Van Kleef, Chair; Michael A. Cawley; and Scott D. Urban. The primary purpose of our Audit Committee is to: (1) assist our Board in fulfilling its responsibility to oversee the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of our internal audit function and independent auditor and (2) prepare a committee report as required by the SEC to be included in our annual proxy statement. Our

Audit Committee held eight meetings during 2007. For more details, see information under the section “Report of the Audit Committee.”

Compensation, Benefits and Stock Option Committee — Kirby L. Hedrick, Chair; Jeffrey L. Berenson; and Edward F. Cox. The purpose of our Compensation Committee is to: (1) review and approve our goals and objectives in the areas of: (a) salary and bonus compensation, (b) benefits, and (c) equity-based compensation, as they relate to our Chief Executive Officer (“CEO”), evaluating our CEO’s performance based on those goals and objectives and, either as a committee or together with the other independent directors (as directed by our Board), determine and approve our CEO’s compensation level based on that evaluation; (2) make recommendations to our Board with respect to non-CEO executive officer compensation, incentive-compensation plans and equity-based plans that are subject to Board approval; and (3) produce an annual report on executive compensation as required by the SEC to be included, or incorporated by reference, in our proxy statement or other applicable SEC filings. Our Board has delegated authority to our Compensation Committee to determine and approve our compensation philosophy; the annual salary, bonus, equity-based compensation and other benefits applicable to our executive officers; and equity-based compensation applicable to non-executive-officer employees. Our Compensation Committee held nine meetings during 2007. For more details, see information under the section “Compensation Discussion and Analysis.”

Corporate Governance and Nominating Committee — Michael A. Cawley, Chair; Jeffrey L. Berenson; Edward F. Cox; Kirby L. Hedrick; Scott D. Urban; and William T. Van Kleef. The overall purpose of our Governance Committee is to: (1) take a leadership role in providing a focus on corporate governance to enable and enhance our short- and long-term performance; (2) engage in appropriate identification, selection, retention and development of qualified directors consistent with criteria approved by our Board; (3) develop, and recommend to our Board, a set of corporate governance principles or guidelines applicable to us; (4) advise our Board with respect to the Board’s composition, procedures and committees; and (5) oversee the evaluation of our Board and management. Our Governance Committee held seven meetings during 2007.

Environment, Health and Safety Committee — Edward F. Cox, Chair; Charles D. Davidson; Thomas J. Edelman; Kirby L. Hedrick; and Scott D. Urban. The overall purpose of our Environment, Health and Safety Committee is to assist our Board in determining whether we have appropriate policies and management systems in place with respect to environment, health and safety (“EH&S”) matters and to monitor and review compliance with applicable EH&S laws, rules and regulations. Our Environment, Health and Safety Committee held three meetings during 2007.

Each of our directors attended at least 75% of the meetings of our Board and its committees of which such director was a member during 2007.

Compensation Committee Interlocks and Insider Participation

Kirby L. Hedrick, Jeffrey L. Berenson and Edward F. Cox served on our Compensation Committee for all of 2007. There were no Compensation Committee interlocks nor insider (employee) participation during 2007.

PROPOSAL II

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of our Board has appointed the firm of KPMG LLP to serve as our independent auditor for the fiscal year ending December 31, 2008. This firm has audited our accounts since May 2002. Although action by our stockholders on this matter is not required, our Audit Committee believes that it is important to seek stockholder ratification of this appointment in light of the critical role played by our independent auditor in maintaining the integrity of our financial controls and reporting.

One or more representatives of KPMG LLP are expected to be present at our annual meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

Our Board unanimously recommends that stockholders vote FOR ratification of the appointment of KPMG LLP as our independent auditor.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following tabulation sets forth, as of March 11, 2008, the shares of common stock beneficially owned by each director, each named executive officer listed in the Summary Compensation Table included in this proxy statement, and all directors and named executive officers as a group.

	Common Stock Beneficially Owned(1)
	Number of		Percent of
Name	Shares(2)(3)		Class

Director
Jeffrey L. Berenson	45,299		0.03%
Michael A. Cawley	63,886	(4)	0.04
Edward F. Cox	29,975	(7)	0.02
Charles D. Davidson	1,306,074	(5)	0.76
Thomas J. Edelman	2,726,456	(6)	1.58
Kirby L. Hedrick	68,475		0.04
Scott D. Urban	20,233		0.01
William T. Van Kleef	42,475		0.02
Named Executive Officer (excluding any director named above)
Alan R. Bullington	151,100	(5)	0.09
Susan M. Cunningham	301,372		0.18
David L. Stover	267,837		0.16
Chris Tong	192,013		0.11
All directors and named executive officers as a group (12 persons)	5,215,195	(4)(5)	3.03%

(1)	Unless otherwise indicated, all shares are directly held with sole voting and investment power.

(2)	Includes shares not outstanding but subject to options that are currently exercisable (or that will become exercisable on or before April 30, 2008), as follows: Mr. Berenson — 22,851 shares; Mr. Cawley — 57,464 shares; Mr. Cox — 11,651 shares; Mr. Davidson — 1,130,257 shares; Mr. Edelman — 600,191 shares; Mr. Hedrick — 61,651 shares; Mr. Urban — 14,168 shares; Mr. Van Kleef — 22,851 shares; Mr. Bullington — 110,097 shares; Ms. Cunningham — 264,731 shares; Mr. Stover — 215,791 shares; and Mr. Tong — 150,186 shares.

(3)	Includes restricted stock awards not currently vested, as follows: Mr. Berenson — 1,265 shares; Mr. Cawley — 1,265 shares; Mr. Cox — 1,265 shares; Mr. Davidson — 132,602 shares; Mr. Edelman — 1,265 shares; Mr. Hedrick — 1,265 shares; Mr. Urban — 6,065 shares; Mr. Van Kleef — 1,265 shares; Mr. Bullington — 26,098 shares; Ms. Cunningham — 27,218 shares; Mr. Stover — 43,905 shares; and Mr. Tong — 25,931 shares.

(4)	Mr. Cawley is one of 12 trustees of The Samuel Roberts Noble Foundation, Inc. (the “Foundation”). The Foundation holds of record 1,802,166 shares of our common stock. As with other corporate action, the voting of the shares held by the Foundation requires a majority vote of its trustees at a meeting at which a quorum of trustees is present. Where there are multiple trustees of a company and a majority vote is required for corporate action, no individual trustee is deemed to have beneficial ownership of securities held by such company. Accordingly, the 1,802,166 shares held of record by the Foundation are not reflected in Mr. Cawley’s beneficial ownership of common stock.

(5)	Includes shares indirectly held in a qualified 401(k) Plan, as follows: Mr. Davidson — 3,085 shares and Mr. Bullington — 8,297 shares.

(6)	Includes 1,100,000 shares held under deferred compensation plans.

(7)	Includes 12,000 shares held by spouse.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Oversight of Executive Compensation Program

Our executive compensation program is overseen by our Compensation Committee, with input from our management and outside compensation consultants.

Role of the Compensation Committee

The purpose of our Compensation Committee is to:

•	review and approve our goals and objectives in the areas of: (1) salary and bonus compensation, (2) benefits, and (3) equity-based compensation, as they relate to our CEO, evaluating our CEO’s performance based on those goals and objectives and, either as a committee or together with the other independent directors (as directed by our Board), determine and approve our CEO’s compensation level based on that evaluation;

•	make recommendations to our Board with respect to non-CEO executive officer compensation, incentive compensation plans and equity-based plans that are subject to Board approval; and

•	produce an annual report on executive compensation as required by the SEC to be included, or incorporated by reference, in our proxy statement or other applicable SEC filings.

Our Board has delegated authority to our Compensation Committee to determine and approve (1) our compensation philosophy, (2) the annual salary, bonus, equity-based compensation and other benefits applicable to our executive officers, and (3) equity-based compensation applicable to non-executive-officer employees.

Our Board appoints our Compensation Committee members and Chair, and these appointees continue to be members until their successors are elected and qualified or until their earlier resignation or removal. Any member of our Compensation Committee may be removed, with or without cause, by our Board. Our Governance Committee, after consultation with our Lead Independent Director, makes recommendations to our Board with respect to the appointment of Board members to all of its committees considering, in the case of our Compensation Committee, criteria such as experience in compensation matters, familiarity with our management and other key personnel, understanding of public company compensation issues, time availability necessary to fulfill committee responsibilities and independence and other regulatory requirements. No member of our Compensation Committee participates in any of our employee compensation programs, and our Board has determined that none of our Compensation Committee members has any material business relationship with us.

We believe that Kirby L. Hedrick, Jeffrey L. Berenson and Edward F. Cox, who currently serve on our Compensation Committee and served on the committee throughout 2007, satisfy these criteria. Each member of our Compensation Committee has been determined by our Board to meet the NYSE standards for independence, to be a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act, and to be an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code.

Our Compensation Committee’s meeting schedule is determined annually, and meeting agendas are based on an annual calendar of recurring agenda items approved by the committee. The meeting agendas may include additional items as determined by the committee in its discretion. All Compensation Committee meeting agendas are reviewed by our Lead Independent Director and approved by the committee Chair. Special meetings may also be held by the committee. Our Compensation Committee held nine meetings during 2007.

In an effort to minimize the need for special meetings of our Compensation Committee to address routine compensation matters involving non-executive-officer employees, the committee has delegated limited authority to our CEO to grant stock options and restricted stock to non-executive-officer new hires for employment inducement purposes. Grants made by the CEO under these delegations are required to be reported to our Compensation Committee at its next regularly scheduled meeting and the appropriateness of the delegation is reviewed by our Compensation Committee on an annual basis.

Our Compensation Committee charter was last revised and approved by our Board on January 23, 2007. A copy can be obtained free of charge from our website, www.nobleenergyinc.com, by written request to us at the address appearing on the first page of this proxy statement to the attention of our Corporate Secretary or by calling (281) 872-3100.

Role of Management

Our CEO and our Vice President — Human Resources generally attend Compensation Committee meetings and provide input to the committee with respect to executive compensation, key job responsibilities, performance objectives and compensation trends. They also coordinate with our compensation consultant to ensure that committee requests regarding executive compensation matters are addressed. We believe that our CEO and Vice President — Human Resources are best qualified to support the committee in these areas given their understanding of our business and personnel, compensation program and competitive environment. In this supporting role they may provide information and recommendations relevant to establishing performance measures, weightings, targets, and similar items that affect compensation, including that of our CEO and other executive officers, and may request that our Compensation Committee schedule special meetings to address executive compensation matters as appropriate. Our CEO is closely involved in assessing the performance of our executive officers, other than himself, and advising our Compensation Committee in that regard. Our CEO and Vice President — Human Resources may also communicate directly with our compensation consultant in this supporting role. Our Compensation Committee is not obligated to accept our management’s recommendations with respect to executive compensation matters, and meets in executive session to discuss executive compensation matters outside of the presence of our management.

Role of Compensation Consultant

Our Compensation Committee may retain, at our expense, independent compensation consultants it deems advisable to assist it in executive compensation matters. The committee meets with the compensation consultants, with and outside the presence of our management, to review findings based on market research regarding executive compensation and considers those findings in determining and making adjustments to our executive compensation program.

The committee retained Towers Perrin as its independent compensation consultant for purposes of reviewing our 2007 executive compensation program and providing comparative market data on compensation practices and programs based on an analysis of our peer companies and other factors. Towers Perrin continues to advise our Compensation Committee in 2008.

Towers Perrin also provided similar services to our Governance Committee in 2007, and continuing in 2008, to assist it in reviewing and determining fees and equity compensation paid or awarded, as the case may be, to our non-employee directors.

Other Compensation Considerations

Compensation Peer Group

When making compensation decisions, we also look at the compensation of our CEO and other executive officers relative to the compensation paid to similarly-situated executives at companies that we consider to be our peers — this is often referred to as “benchmarking.” We believe, however, that a benchmark should be just that — a point of reference for measurement — but not the determinative factor for our executives’ compensation. Because comparative compensation information is just one of the several analytic tools that are used in setting executive compensation, our Compensation Committee has discretion in determining the nature and extent of its use. Further, given the limitations associated with comparative pay information for setting individual executive compensation, the committee may elect to not use comparative compensation information at all in the course of making compensation decisions.

Our Compensation Committee established our current peer group of companies in 2007, which consists of larger and smaller publicly traded oil and gas exploration and production companies that have similar operating and financial characteristics. With the assistance of our compensation consultant, as appropriate, our Compensation

Committee reviews the composition of the peer group annually to ensure that companies remain relevant for comparative purposes. After review in January 2008, our Compensation Committee retained the same compensation peer group from 2007 except for Pogo Producing Company, which was acquired by Plains Exploration and Production Company during 2007. Our compensation peer group, therefore, consists of:

• Anadarko Petroleum Corp.	• Newfield Exploration Company
• Apache Corp.	• Noble Energy, Inc.
• Cabot Oil & Gas Corporation	• Pioneer Natural Resources Company
• Chesapeake Energy Corp.	• Plains Exploration and Production Company
• Devon Energy Corp.	• Range Resources Corporation
• EOG Resources, Inc.	• Southwestern Energy Company
• Forest Oil Corp.	• XTO Energy Inc.
• Murphy Oil Corp.

We believe that this group of companies is representative of the sector in which we operate, and was chosen because of each of the companies’ relative leadership position in our sector, the relative complexity of their business and the roles and responsibilities of their executive officers.

Internal Pay Equity

When making executive compensation decisions, our Compensation Committee analyzes total compensation with a focus on base salary, short term incentive plan and long term incentive plan elements. To facilitate this analysis, our CEO and Vice President — Human Resources work with our compensation consultant to present to the committee compensation information in these areas for each executive officer, along with summary information on post-employment compensation trends, executive benefits and other relevant factors. This information is compiled in written report format and includes recent publicly available information and other market data. Although these reports do not include tally sheets detailing all components of each executive officer’s compensation, we believe that they provide our Compensation Committee with a sufficient basis to evaluate executive officer compensation by presenting a comprehensive review of compensation data on each executive officer and the opportunity for related discussion with our compensation consultant.

While comparisons to compensation levels at companies in our compensation peer group are helpful in assessing the overall competitiveness of our executive compensation program, we believe that our program must also be internally consistent and equitable. In its review of total compensation, our Compensation Committee considers the relationship between our CEO’s total compensation and the total compensation of our other executive officers. In this regard, our Compensation Committee increased the total compensation of our Executive Vice President and Chief Operating Officer (“COO”) in 2007 relative to our other named executive officers in light of the growth of the Company and its business, the COO’s broadened responsibilities over all domestic and international operations (with certain named executive officers now reporting directly to the COO), and the COO’s increased role in developing and implementing our business strategy. We believe that the total compensation of our other named executive officers is equitable in light of their roles, responsibilities and reporting within the Company, as each is a Senior Vice President with distinct but comparably broad responsibilities.

Objectives of Our Executive Compensation Program

Our executive compensation program is designed to reward performance measured against performance goals and supports our long-term growth strategy, which is focused on value creation for our stockholders. The objectives of our executive compensation program are to:

•	compensate employees for the value of their contributions;

•	provide total compensation that is flexible enough to respond to changing market conditions and that also aligns compensation levels with absolute performance as well as performance compared to industry benchmarks; and

•	provide total compensation that will attract, motivate and retain individuals of high quality and support a long-standing internal culture of loyalty and dedication to our interests.

We believe that linking executive compensation to Company performance is in the best interest of our stockholders. As performance goals are met or exceeded, resulting in increased value to stockholders, our executive officers should be rewarded commensurately. We believe that our 2007 executive compensation program fulfilled these objectives.

Elements of Our Executive Compensation Program

Our executive compensation program consists of four principal elements: base salary, a short-term incentive plan, a long-term incentive plan and post-employment compensation. In determining the amount and significance of each of these four principal elements, we believe that:

•	a sufficient portion of total compensation should be at risk in order to align the interests of our executives with those of our stockholders;

•	the variable portion of total compensation should reflect both Company and individual performance;

•	as an individual’s level of responsibility increases, a greater portion of total compensation should be at risk and the mix of total compensation should be weighted more heavily in favor of incentive-based compensation; and

•	stock options and restricted stock are compensation elements that most effectively align the interests of our stockholders and our executives.

The following is a discussion of each of the four principal elements of our executive compensation program:

Base Salary:  Base salary for executive officer positions is determined principally by competitive factors. Our Compensation Committee believes that base salaries for executive officers should be competitive with comparable positions in peer companies and obtains competitor information through oil and gas industry compensation surveys and other analyses conducted by our compensation consultant. Our Compensation Committee analyzes this information and makes appropriate annual adjustments. The policy of our Compensation Committee generally is to establish base salary levels that in aggregate approximate market median. Based on the results of market data provided by Towers Perrin regarding 2007 executive compensation, adjustments were made in 2007 to certain executive officers’ base salaries to more closely approximate market median.

Short-Term Incentive Plan:  Our short-term incentive plan (“STIP”) is a performance-based annual incentive bonus plan available to all of our full-time employees, including executive officers. The target bonus for an employee is the employee’s base salary at year-end multiplied by the percentage factor assigned to the employee’s salary classification. Target bonus percentage factors range from 6 to 100%, with factors of 100% for the CEO and either 75% or 90% for the other named executive officers, with the differences primarily attributable to each officer’s level of experience and scope of responsibility within the Company. Payout under the plan may range from 0 to 2.5 times the aggregate target bonus pool for all employees.

In January of each year, our Compensation Committee approves annual STIP performance-based measures, including their relative weighting and specified targets, in addition to a discretionary component to be determined by the committee as discussed below. The performance-based measures, weighting and specified targets are communicated to our executive officers at that time. The 2007 performance-based measures approved by our Compensation Committee on January 21, 2007 accounted for 50% of the STIP formula and consisted of quantitative targets for proved reserve additions, production, and controllable unit costs, which are equally weighted, as well as discretionary cash flow, which is weighted less. Discretionary cash flow is a non-GAAP financial measure that is composed of net income, adding back depreciation, depletion and amortization and various other non-cash expense items.

Our Compensation Committee approves the specified target for each performance measure after considering prior year financial and operational results and planned projects and capital budget for the upcoming year. Our Compensation Committee also considers that the achievement of those targets can be significantly affected by availability of labor and equipment, acquisitions and sales, weather, product demand and pricing, competition and other industry conditions that cannot be determined with certainty at the time the targets are set. We believe that our targets are set aggressively in light of these variables and require achievement of significant performance, as demonstrated by the fact that over the last six years payouts have ranged from well below to well above target.

Targets for 2007 were set higher than those of 2006 as to proved reserve additions, production and discretionary cash flow, with the same target involving a relative measure against our compensation peer group being used for controllable unit costs. Payout curves were approved for each measure at the time targets were set, ranging from a factor of 0 to 2.5, with a 1.0 factor at each target. The Company’s 2007 performance exceeded the specified targets for proved reserve additions, controllable unit costs and discretionary cash flow, but fell short of the specified target for production. Our Compensation Committee reviewed information provided by management on actual performance for each measure as applied to the measure’s payout curve to determine the bonus factor for that measure. Each bonus factor was then multiplied by the weighting for its respective measure, with the sum of the four bonus factors, as adjusted for weighting, yielding the performance-based STIP component.

The discretionary component, which accounted for the remaining 50% of the 2007 STIP formula, was determined by our Compensation Committee based on the committee’s review of overall Company performance, including other performance-based measures such as annual stockholder return compared to that of our compensation peer group.

The sum of the performance-based and discretionary components was applied to the Company’s aggregate target bonus pool to determine our total bonus amount to be paid. This amount was then proportionately allocated between executive officers and other employees. In the case of executive officers, the Committee considered the performance of the CEO as measured against operational and financial goals submitted by the CEO earlier in the year, as well as the CEO’s assessment of the performance of the other executive officers as measured against goals each submitted earlier in the year for his or her business unit or organization, and allocated the pool based on that assessment and each executive officer’s respective target bonus percentage. Payout under the plan based on the Company’s 2007 performance occurred in February 2008.

The 2008 performance-based measures and specified targets were approved by our Compensation Committee on January 22, 2008 and communicated to our executive officers. Our Compensation Committee elected to retain the same four performance-based measures used in 2007 with the same relative weighting, but different specified targets. We believe that the approved specified targets for 2008 are aligned with stockholder value but will be appropriately difficult to achieve since they will be affected by the same challenges and uncertainties as described above.

Long-Term Incentive Plan:  Our long-term incentive plan (“LTIP”) was approved by our Compensation Committee and adopted by our Board on January 27, 2004 and is available to our executive officers and certain other key employees determined on an annual basis. Its objectives are to:

•	provide a comprehensive long-term incentive program that is performance-driven and rewards long-term business success;

•	offer competitive long-term incentive compensation opportunities;

•	provide motivation to maximize long-term stockholder value creation;

•	reward outstanding achievement of those who can most directly affect our performance and instill a sense of business ownership; and

•	assist us in attracting and retaining high quality talent.

Under our LTIP, which was effective January 1, 2004, grants or awards of stock options, restricted stock and performance units were made in 2004, 2005 and 2006. The stock options and restricted stock were granted under our 1992 Plan, which was approved by our stockholders in 1992 and most recently amended in 2007. The 1992 Plan permits the use of nonqualified stock options, with or without stock appreciation rights, and restricted stock. Option grants represent the right to purchase shares of our common stock over a period of up to ten years at fair market value, as defined in the 1992 Plan, on the date of grant and upon such terms and conditions, consistent with the provisions of the plan, as are specified by our Compensation Committee at the time of grant. Restricted stock may be granted by our Compensation Committee subject to such terms and conditions as may be specified by the committee. Restricted stock granted under the LTIP in 2004, 2005 and 2006 generally vests after three years, provided that certain performance goals are satisfied during the relevant three-year performance period; specifically, that total stockholder return over that period is at or above the 25th percentile of total stockholder return for our compensation peer group as defined at the time of the grant. In January 2008, our Compensation Committee reviewed the Company’s performance for the three-year performance period covered by the restricted stock granted in 2005, confirming that the relevant performance goal necessary for vesting had been achieved.

Performance units awarded under our LTIP in 2004, 2005 and 2006 vest and are paid out in cash at the end of the three-year period following the date of the award based on the levels of achievement of certain performance goals during the three-year period. Performance units have a target value of $1.00 per unit with a maximum payout of $2.00 per unit. Our Compensation Committee established the performance goals and target award levels prior to the beginning of each performance period. For 2005 awards with a three-year performance period ending December 31, 2007, the performance goals were growth in reserves and production per share, both debt-adjusted, and total stockholder return, in each case relative to our compensation peer group as defined at the time of the award. The payout of performance units awarded in 2005 will be determined at a meeting of our Compensation Committee in April 2008.

In January 2007, and with information regarding competitive compensation practices from Towers Perrin, our Compensation Committee reviewed the effectiveness of the LTIP structure in light of the LTIP objectives. Based on that review, our Compensation Committee concluded that a combination of stock options and time-vested restricted stock would reduce plan complexity and most effectively meet the LTIP objectives. Accordingly, our Compensation Committee suspended the making of performance criteria grants under the LTIP in 2007, and in 2007 and 2008 made 1992 Plan grants of stock options and time-vested restricted stock.

Equity Granting Practices

Stock options and shares of restricted stock are granted to our executive officers under our 1992 Plan. Our Compensation Committee approves all such grants, which are determined based on input from the CEO and market data provided by our compensation consultant. Grants for the CEO and other executive officers are approved by our Compensation Committee and discussed with our Board, outside the presence of the CEO or other executive officers. In approving such grants, our Compensation Committee also assesses the reasonableness of grant levels considering the Company’s relative performance versus our compensation peer group on measures such as our three-year total stockholder return, debt-adjusted per share growth in reserves and production, executive officer total compensation and internal pay equity.

The regular Board and Compensation Committee meeting schedule for the upcoming year is set in April of the prior year, with regular Board meetings held in January, April, July, October and December. Our Compensation Committee meetings are usually held the day before each Board meeting. The timing of these meetings is not determined by executive officers and is usually in advance of the announcement of earnings. We do not time the release of material non-public information for the purpose of affecting the values of executive compensation. At the time of making stock option and restricted stock grant decisions, our Compensation Committee may be aware of approximate earnings results, but it does not adjust the size or timing of grants to reflect possible market reaction.

Generally, annual stock option and restricted stock grants are approved at the January meeting of our Compensation Committee. Stock options and restricted stock are granted annually on February 1 (or the nearest business day if February 1 falls on a Saturday, Sunday or holiday), effective and priced on that date. It is our policy to make grants to executive officers and other employees at the same time. However, specific grants of stock options or restricted stock may be approved at other regular or special meetings to recognize the completion of a significant transaction, a change in an employee’s responsibility or a specific achievement, or as an inducement to, or for the retention of, employment. No such special grants were made to executive officers in 2007. We communicate grants to executive officers and other employees shortly after the date of approval, in accordance with our customary human resource practices.

Stock option grants represent the right to purchase shares of our common stock over a period of up to ten years at fair market value, as defined in the 1992 Plan, on the date of grant and upon such terms and conditions, consistent with the provisions of the plan, as are specified by our Compensation Committee at the time of grant. The 1992 Plan defines “fair market value” for grant purposes as the average of the reported high and low trading price of our common stock on the NYSE on the date of grant (or if there was no reported sale on such date, on the last preceding date on which any reported sale occurred). We believe that this method of determining fair market value is neutral to the use of the closing price of our common stock and provides a valid representation of fair market value. Therefore, consistent with the terms of our 1992 Plan, we continue to grant stock options on this basis.

Our Compensation Committee has not delegated to the CEO any of its authority to grant stock options or restricted stock to executive officers. However, as noted above, it has delegated limited authority to the CEO to grant stock options and restricted stock to non-executive-officer new hires for employment inducement purposes.

We encourage, but do not require, stock ownership by our executive officers and directors. Historically, our executive officers have received significant grants of shares of restricted stock and stock options under our 1992 Plan, consistent with the objectives of our executive compensation program, providing them with meaningful equity ownership in the Company and allowing them to demonstrate their commitment as stockholders in the Company. We believe that our executive officers and directors generally maintain shares sufficiently significant in value to align their interests with those of our stockholders. If circumstances change, we will review whether stock ownership requirements are appropriate.

Post-Employment Compensation:  Our post-employment compensation is provided under qualified and non-qualified defined benefit plans, qualified and non-qualified defined contribution plans, and either individual change of control agreements or, alternatively, a change of control plan.

Qualified Defined Benefit Plan

Our qualified defined benefit plan (“Retirement Plan”) provides employees, including our executive officers, with retirement income benefits commencing upon retirement after attaining the normal retirement age of 65 or upon early or deferred vested retirement after attaining age 55 and completing 5 years of vesting service. Early retirement reductions apply if retirement benefits are commenced prior to age 65. The amount of an employee’s monthly Retirement Plan benefit will depend upon the employee’s final average monthly compensation, age and the number of his or her years of credited service (which are limited to a maximum of 30 years). Monthly Retirement Plan benefits commencing upon retirement after attaining the normal retirement age of 65 are calculated using the greater of the following two formulas:

Formula 1	Formula 2
1.25% × final average monthly compensation × years of credited service (up to 30) + 0.50% × final average monthly compensation that exceeds Social Security covered compensation × years of credited service (up to 30)	2% × final average monthly compensation × years of credited service (up to 20)

Final average monthly compensation generally means the employee’s average monthly compensation from the Company for the 60 consecutive months prior to retirement that results in the highest average monthly compensation for the employee. The compensation taken into account for Retirement Plan purposes includes the employee’s salary and STIP payment. The annual amount of compensation that can be taken into account for Retirement Plan purposes is limited by the Internal Revenue Code. This annual compensation limit was $225,000 for 2007 and is $230,000 for 2008. The maximum annual benefit that may be paid to an employee under our Retirement Plan is also limited by the Internal Revenue Code. This maximum annual benefit was $180,000 for 2007 and is $185,000 for 2008.

With information regarding competitive compensation practices from Towers Perrin, during 2006 our Compensation Committee reviewed our Retirement Plan in light of costs, competitive considerations and other available post-employment compensation arrangements. Based on that review, our Compensation Committee concluded that an enhanced defined contribution plan would better address our needs. Accordingly, beginning on May 1, 2006, our Retirement Plan was closed to new participants and new employees became eligible to instead receive an enhanced Company contribution in the qualified defined contribution plan described below. Employees hired prior to May 1, 2006, which include all of our current executive officers, continue to accrue benefits under the Retirement Plan.

Effective January 1, 2008, we amended our Retirement Plan to allow existing plan participants to elect to receive a lump-sum distribution upon separation from service.

Non-Qualified Defined Benefit Plan

Our non-qualified defined benefit plan (“Restoration Plan”) is an unfunded plan that provides the benefits under the Retirement Plan’s benefit formula that cannot be provided by the Retirement Plan because of the annual compensation and annual benefit limitations applicable to the Retirement Plan under the Internal Revenue Code. The amount of an employee’s monthly Restoration Plan benefit will depend upon the employee’s final average monthly compensation, age and the number of his or her years of credited service (which are limited to a maximum of 30 years). Existing plan participants were allowed to make a one-time election prior to January 1, 2008 to receive plan benefits through a lump sum payment upon separation from service, as permitted by the transition relief provisions of Internal Revenue Code Section 409A. Restoration Plan benefits are calculated using the same methodology utilized for our Retirement Plan. Employees hired prior to May 1, 2006, which include all of our current executive officers, continue to accrue benefits under the Restoration Plan.

Qualified Defined Contribution Plan

Our qualified defined contribution plan (“Thrift Plan”) allows employees to make pre-tax contributions to the plan out of their basic compensation. For the purposes of the Thrift Plan, basic compensation generally means cash compensation, including overtime but excluding incentive payments, bonuses, allowances and other extraordinary remuneration. The amount of an employee’s basic compensation taken into account under the Thrift Plan cannot exceed the Internal Revenue Code limit, which was $225,000 for 2007 and is $230,000 for 2008. The annual contribution made by an employee to the Thrift Plan cannot exceed 50% of his or her basic compensation and is limited to a maximum contribution amount specified under the Internal Revenue Code (which for 2007 was, and for 2008 is, $15,500, plus a catch-up contribution of $5,000 for employees who are at least 50 years of age). An employee’s pre-tax contributions (other than catch-up contributions) made to the Thrift Plan are matched by the Company on a dollar-for-dollar basis up to 6% of the employee’s basic compensation. In addition, beginning in 2006, the Company makes the following age-weighted contribution to the Thrift Plan for each participant whose initial employment date with the Company is on or after May 1, 2006 and who is employed by or on authorized leave of absence from the Company on the last day of the calendar year (or whose retirement, permanent disability or death occurred during such year while employed by or on authorized leave of absence from the Company):

	Contribution Percentage	Contribution Percentage
	for Portion of Basic	for Portion of Basic
	Compensation Below	Compensation Above
Age of Participant	the FICA Taxable Wage Base	the FICA Taxable Wage Base
Under 35	4%	8%
At least 35 but under 48	7%	10%
At least 48	9%	12%

The contributions made to our Thrift Plan by or for a participant are credited to accounts maintained for such participant under the plan. The amounts credited to a participant’s accounts are invested at the direction of the participant in various investment fund options available under the Thrift Plan, including investment in shares of our common stock. The amounts credited to a participant’s accounts that are attributable to his or her pre-tax contributions are immediately 100% vested. Amounts attributable to the Company’s matching contributions become 34% vested upon the completion of one year of service, 67% vested upon the completion of two years of service, and 100% vested upon the completion of three years of service. The amounts attributable to the Company’s age-weighted contributions become vested after three years of service. The amounts credited to a participant’s accounts become distributable upon the participant’s termination of employment with the Company, and certain amounts are available for loans, hardship distributions and in-service withdrawals.

Non-Qualified Deferred Compensation Plan

Our non-qualified deferred compensation plan (“Deferred Compensation Plan”) allows executive officers, and certain other employees, to save for retirement in a tax-effective way at minimal cost to us. Under the Deferred Compensation Plan, participants are allowed to defer portions of their salary and bonus and to receive certain matching contributions that would have been made to our Thrift Plan if the Thrift Plan had not been subject to Internal Revenue Code compensation and contribution limitations. Under this unfunded program, amounts deferred by the participant are credited annually with interest at a rate equal to the greater of 125% of the 120-month rolling average of 10-year U.S. Treasury Notes or the 120-month rolling average of the prime rate as published in The Wall Street Journal.

Change of Control Arrangements

We have adopted change of control arrangements for our executive officers and certain other employees. These arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change of control of the Company. Based on information provided by Towers Perrin, we believe that these arrangements are common practice and align our executive officer interests with those of our stockholders by enabling our executive officers to consider corporate transactions that are in the best interest of stockholders without undue concern over whether the transactions may jeopardize their continued employment.

A change of control will be deemed to have occurred under our change of control arrangements if any of the following events occur:

•	individuals who constituted our Board on January 1, 2008 (or such other date as may be specified in individual change of control agreements) (“Incumbent Board”) cease to constitute at least 51% of the Board, provided that any individual whose election was approved by a vote of at least a majority of the directors of the Incumbent Board will be considered a member of the Incumbent Board;

•	our stockholders approve a reorganization, merger or consolidation whereby the persons who were stockholders immediately prior to the reorganization, merger or consolidation do not immediately thereafter own at least 51% of the voting shares of the new entity;

•	our stockholders approve a liquidation or dissolution of the Company or a sale of all or substantially all of our assets to a non-related party; or

•	a new person or entity becomes the owner of at least 25% of our outstanding common stock or voting power in the Company.

We believe that these change of control events are an accurate depiction of circumstances that could reasonably be expected to result in a material change in the leadership and direction of the Company, creating uncertainties among employees and executive officers in such areas as the continuity of management, continued employment opportunities, and our ability to execute existing programs.

All of our change of control arrangements include provisions regarding severance benefits that our executive officers and certain other employees may be entitled to receive if they are terminated within two years following a change of control of the Company. Under these arrangements, if a named executive officer is terminated for any reason (other than for cause, disability or death) within two years after a change of control, we will then pay or provide the following to that named executive officer:

•	all unpaid salary and expenses;

•	a lump sum equal to a multiple of his or her annual cash compensation (made up of annual salary and bonus) ranging from 2.5 times to 2.99 times;

•	an amount equal to his or her pro-rata target bonus for the then-current year;

•	life, disability, medical and dental insurance benefits, upon his or her written request, ranging among named executive officers from 30 to 36 months or such shorter period until the executive obtains substantially equivalent coverage from a subsequent employer;

•	the vesting of his or her stock options and restricted stock; and

•	reimbursement for reasonable fees up to $15,000 for out-placement employment services.

In addition, our change of control arrangements provide that a named executive officer’s LTIP performance units become vested and payable at their target performance level ($1.00 per unit) if a change of control of the Company occurs during the three-year performance period applicable to such performance units.

If we terminate the named executive officer for cause, no benefit is payable to, or with respect to, that named executive officer under our change of control arrangements. A termination for cause may only be made by the affirmative vote of a majority of the members of our Board.

Our change of control arrangements also provide for a tax gross-up payment to the named executive officer that will fully offset the effect of (1) any excise tax imposed by Section 4999 of the Internal Revenue Code upon the benefits payable under such arrangements (or under any other Company plan, arrangement or agreement), and (2) any federal, state or local income tax or additional Section 4999 excise tax that is attributable to the tax gross-up payment.

Our change of control arrangements include a plan or, in the alternative, individual change of control agreements. Specifically, on October 24, 2006, our Board approved a Change of Control Severance Plan for Executives (“Executive Change of Control Plan”), which became effective on that date. The plan covers our executive officers and certain key employees, provided that they are not already party to pre-existing change of control agreements with us. All of our named executive officers, however, are parties to pre-existing change of control agreements and therefore may not participate in the plan at this time.

Severance Benefit Plan

Our Severance Benefit Plan (“Severance Benefit Plan”) is an unfunded plan that provides for severance benefits to eligible employees, including our executive officers, in certain instances based upon years of completed service. The severance benefits are comprised of:

•	a cash payment of two weeks of pay for every year of completed service, with a minimum of 12 weeks of pay and a maximum of 52 weeks of pay;

•	a pro-rated STIP payment based on the number of months of employment during the calendar year of termination;

•	six months of reduced-rate contributions under our medical and dental plans; and

•	twelve weeks of coverage under our employee assistance plan.

Because all of our named executive officers are parties to pre-existing change of control agreements, they are not eligible to receive severance benefits under our Severance Benefit Plan in the event of a change of control of the Company.

Perquisites:  We do not consider perquisites to be a principal element of executive compensation. In 2007, certain of our executive officers received non-material personal benefits in the following circumstances: a club membership and an executive physical examination.

Other Compensation Matters

Health and Welfare Programs

We offer a number of other benefits to our executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefit programs include medical, dental and vision insurance, long-

term disability (“LTD”) and short-term disability insurance, life and accidental death and dismemberment (“AD&D”) insurance, health and dependent care flexible spending accounts, relocation/expatriate programs and services, educational assistance, employee assistance and certain other benefits.

Indemnification Agreements

We have entered into an indemnification agreement with each of our non-employee directors and our named executive officers. These agreements provide for us to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or executive officers and to advance their expenses incurred as a result of a proceeding as to which they may be indemnified. We also cover such persons under a directors’ and officers’ liability insurance policy that we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and are in addition to any other rights the individual may have under our Certificate of Incorporation, By-laws and applicable law. We believe these indemnification agreements enhance our ability to attract and retain knowledgeable and experienced executive officers and non-employee directors.

Tax and Accounting Considerations

Under Section 409A of the Internal Revenue Code, amounts deferred for an executive officer under a nonqualified deferred compensation plan may be included in gross income when vested and subject to a 20% or more additional federal tax, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions. Effective January 1, 2008, our Board approved the amendment of the following compensatory plans and arrangements in which our named executive officers participate to comply with recently issued Section 409A final regulations: LTIP, Restoration Plan, Deferred Compensation Plan, Executive Change of Control Plan and the corresponding form executive change of control agreement, and the form 2006 performance unit agreement.

Section 162(m) of the Internal Revenue Code may limit our ability to deduct annual compensation in excess of $1,000,000 that is paid to our CEO and other named executive officers, unless that compensation is “performance-based compensation” within the meaning of Section 162(m) and the regulations promulgated thereunder. We believe that all of the stock options granted under the 1992 Plan qualify as performance-based compensation and therefore are not subject to the deduction limitation of Section 162(m). However, the salary and STIP payouts paid to our executive officers, certain restricted stock and performance units awards, and certain payments provided for under our change of control agreements with the named executive officers are not exempt from this deduction limit.

Section 280G of the Internal Revenue Code limits our ability to deduct amounts paid to certain disqualified individuals, including our executive officers, that are treated as excess parachute payments. Excess parachute payments are also subject to an excise tax payable by the recipient of such payment. Parachute payments are payments that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of our assets, and they become excess parachute payments with respect to a disqualified individual to the extent that the total amount of the parachute payments made to such individual exceeds a certain threshold amount. Examples of the types of payments that could give rise to parachute payments are the accelerated vesting of stock options and restricted stock upon a change of control and severance payments made upon a termination of employment in connection with a change of control.

Although we consider tax deductibility in the design and administration of our executive officer compensation plans and programs, we believe that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it results in the non-deductibility of certain compensation under the Internal Revenue Code. For example, our Compensation Committee has determined that the benefit of enhanced flexibility in our STIP program outweighs the value of the lost deduction.

Rules under generally accepted accounting principles determine the manner in which we account in our financial statements for grants of equity-based compensation to our employees. Our accounting policies for equity-based compensation are further discussed in Notes to Consolidated Financial Statements, Footnotes 2 and 9, of our 2007 Form 10-K.

REPORT OF THE COMPENSATION, BENEFITS
AND STOCK OPTION COMMITTEE
ON EXECUTIVE COMPENSATION

The following report of the Compensation, Benefits and Stock Option Committee of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure in this proxy statement, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”), and the information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.

The Compensation, Benefits and Stock Option Committee has reviewed the Compensation Discussion and Analysis contained in this Proxy Statement and discussed this disclosure with management. Based on this review and discussions with management, the Compensation, Benefits and Stock Option Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

March 21, 2008

Compensation, Benefits and
Stock Option Committee

Kirby L. Hedrick, Chair
Jeffrey L. Berenson
Edward F. Cox

Summary Compensation Table

The following table sets forth certain summary information concerning the compensation earned by our CEO and Chief Financial Officer and each of our three most-highly compensated executive officers other than the CEO and Chief Financial Officer (collectively, the “named executive officers”) during 2006 and 2007.

							Change in
							Pension Value
							and Non-
						Non-Equity	Qualified
				Stock	Option	Incentive Plan	Deferred	All Other
Name and		Salary		Awards	Awards	Compensation	Compensation	Compensation	Total
Principal Position	Year	($)(1)	Bonus($)	($)(2)	($)(3)	($)(4)	Earnings($)(5)	($)(6)	($)
Charles D. Davidson	2007	$1,025,000	—	$1,464,932	$1,762,478	$3,793,400	$804,352	$67,901	$8,918,063
President and Chief Executive Officer	2006	966,676	—	666,574	1,080,668	3,378,625	561,828	64,380	6,718,751

Chris Tong	2007	410,419	—	483,330	574,967	972,188	103,617	26,585	2,571,106
Senior Vice President and Chief Financial Officer	2006	385,420	—	292,657	380,552	775,559	81,510	24,971	1,940,669

David L. Stover	2007	495,836	—	414,624	468,358	1,326,575	133,883	36,681	2,875,957
Executive Vice President and Chief Operating Officer	2006	416,671	—	160,392	233,659	1,098,591	85,170	33,262	2,027,745

Alan R. Bullington	2007	408,335	—	306,774	373,173	930,367	332,744	33,374	2,384,767
Senior Vice President — International Division	2006	365,004	—	123,321	209,899	740,705	221,465	30,700	1,691,094

Susan M. Cunningham	2007	408,335	—	337,659	390,682	982,944	111,311	15,460	2,246,391
Senior Vice President — Exploration	2006	385,420	—	167,964	249,118	760,857	104,529	17,246	1,685,134

(1)	Reflects salary earned in the year indicated. Certain of our named executive officers deferred a portion of their base salaries under our Deferred Compensation Plan:

		Percentage of	Amount
Name	Year	Salary Deferred	Deferred
Charles D. Davidson	2007	45%	$461,252
	2006	45%	435,004

Chris Tong	2007	20%	82,084
	2006	20%	77,084

David L. Stover	2007	5%	24,792
	2006	5%	20,834

Alan R. Bullington	2007	25%	102,084
	2006	50%	182,502

(2)	Reflects the compensation expense recognized in our financial statements for the fiscal year indicated for restricted stock granted under our 1992 Plan to our named executive officers. Compensation expense was computed in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”). A discussion of the assumptions used in calculating these values may be found in Note 9 to our financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Dividends payable on the restricted stock were accounted for under SFAS 123(R). A portion of the shares of restricted stock granted in 2005 and the shares granted in 2006 will vest on the third anniversary of the grant date if specified performance goals are satisfied. Performance goals are satisfied if total stockholder return is at or above the 25th percentile of the total stockholder return for our compensation peer group as defined at the time of grant. The remaining shares of restricted stock granted in 2005 and the shares granted in 2007 to our named executive officers will vest on the third anniversary of the grant date. The vesting of these shares is not contingent upon the satisfaction of any performance goals. See the Grants of Plan Based Awards table for information on restricted stock granted in 2007.

(3)	Reflects the compensation expense recognized in our financial statements for the fiscal year indicated for nonqualified stock options granted under our 1992 Plan to our named executive officers. Compensation expense was computed in accordance with SFAS 123(R). A discussion of the assumptions used in calculating these values may be found in Note 9 to our financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Options represent the right to purchase shares of common stock at a price per share equal to fair market value on the date of grant. Options will vest ratably over three years in equal installments (33.33%) on the first, second and third anniversaries of the date of grant. Vesting of these options is not contingent upon the satisfaction of any performance goals, although none of the options may be exercised before the first anniversary (absent a change of control of the Company) or after the tenth anniversary of the date of grant. See the Grants of Plan Based Awards table for information on stock options granted in 2007.

(4)	Reflects payments under our STIP based on the achievement of certain performance goals during the year indicated and payout of performance units previously awarded under our LTIP. STIP awards earned during the year indicated were paid or deferred in February of the following year, and performance unit awards under the LTIP cover the three-year performance period ending on December 31st of the year indicated, as follows:

			Performance
Name	Year	STIP Payout	Units Payout(a)
Charles D. Davidson	2007	$2,600,000	$1,193,400
	2006	2,562,500	816,125

Chris Tong	2007	656,268	315,920
	2006	649,965	125,594

David L. Stover	2007	1,010,655	315,920
	2006	977,262	121,329

Alan R. Bullington	2007	614,447	315,920
	2006	619,376	121,329

Susan M. Cunningham	2007	667,024	315,920
	2006	599,717	161,140

(a)	The payout amount indicated for the three-year period ending December 31, 2007 is an estimate only; actual payout will be determined at a meeting of our Compensation Committee in April 2008.

(5)	Reflects during the year indicated: (a) the aggregate increase in actuarial present value of the named executive officer’s benefits under our Retirement Plan and our Restoration Plan; and (b) the above-market Deferred Compensation Plan earnings, as follows:

		Increase in	Deferred
		Retirement and	Compensation
Name	Year	Restoration Plans(a)	Earnings(b)
Charles D. Davidson	2007	$749,258	$55,094
	2006	467,766	94,062

Chris Tong	2007	100,860	2,757
	2006	78,688	2,822

David L. Stover	2007	129,041	4,842
	2006	77,117	8,053

Alan R. Bullington	2007	321,967	10,777
	2006	205,662	15,803

Susan M. Cunningham	2007	111,311	—
	2006	104,529	—

(a)	Beginning of year values for calculating the aggregate increase in actuarial present value reflect a 5.75% discount rate; end of year values reflect a 6.50% discount rate. Present values are based on the same actuarial assumptions and measurement dates disclosed in Note 11 to our financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC, except that for purposes of the present value calculations participants are assumed to work until age 65 and commence their benefits at that time.

(b)	Earnings in 2007 based on the difference between the plan crediting rate of 6.82% and 120% of the annual long-term Applicable Federal Rate as of September 2006 (6.27%); earnings in 2006 based on the difference between the plan crediting rate of 6.90% and 120% of the annual long-term Applicable Federal Rate as of September 2005 (5.43%).

(6)	All other compensation includes:

			Deferred
			Compensation
		Thrift Plan	Plan
		Matching	Matching	Club	Insurance	Holiday	Physical
Name	Year	Contributions	Contributions	Memberships	Premiums	Bonus	Examinations
Charles D. Davidson	2007	$13,500	$48,000	$3,964	$2,280	$157	$—
	2006	13,200	44,800	3,964	2,280	136	—

Chris Tong	2007	13,500	11,125	—	1,824	136	—
	2006	13,200	9,925	—	1,710	136	—

David L. Stover	2007	13,500	16,250	4,608	2,166	157	—
	2006	13,200	11,800	4,516	1,710	136	1,900

Alan R. Bullington	2007	13,500	11,000	5,214	1,824	136	1,700
	2006	13,200	8,700	5,213	1,550	136	1,900

Susan M. Cunningham	2007	13,500	—	—	1,824	136	—
	2006	13,200	—	—	1,710	136	2,200

As reflected in the table above, the salary received by each of our named executive officers as a percentage of their respective total compensation during the year indicated was as follows:

		Percentage
		of Total
Name	Year	Compensation
Charles D. Davidson	2007	11.5%
	2006	14.4%

Chris Tong	2007	16.0%
	2006	19.9%

David L. Stover	2007	17.2%
	2006	20.6%

Alan R. Bullington	2007	17.1%
	2006	21.6%

Susan M. Cunningham	2007	18.2%
	2006	22.9%

Grants of Plan Based Awards

The table below sets forth information regarding grants of plan-based awards made to our named executive officers during 2007.

										All Other	All Other
										Stock	Option
			Estimated Future Payouts				Estimated Future Payouts			Awards:	Awards:	Exercise
			Under Non-Equity Incentive				Under Equity Incentive			Number of	Number of	or Base	Grant Date
			Plan Awards				Plan Awards			Shares of	Securities	Price of	Fair Value
										Stock or	Underlying	Option	of Stock and
	Approval	Grant	Units	Threshold	Target	Max	Threshold	Target	Max	Units (#)	Options (#)	Awards	Option
Name	Date(1)	Date(1)	Granted	($)	($)	($)	(#)	(#)	(#)	(2)	(3)	($/Sh)(4)	Awards(5)
Charles D. Davidson	1/30/2007	2/1/2007	—	—	—	—	—	—	—	58,262	164,118	$53.415	$6,183,004

Chris Tong	1/30/2007	2/1/2007	—	—	—	—	—	—	—	11,700	32,957	53.415	1,241,639

David L. Stover	1/30/2007	2/1/2007	—	—	—	—	—	—	—	17,257	48,610	53.415	1,831,362

Alan R. Bullington	1/30/2007	2/1/2007	—	—	—	—	—	—	—	12,763	35,953	53.415	1,354,480

Susan M. Cunningham	1/30/2007	2/1/2007	—	—	—	—	—	—	—	12,231	34,455	53.415	1,298,033

(1)	Awards were approved at our January 2007 Compensation Committee meeting; grants were effective and priced February 1, 2007.

(2)	Represents the shares of restricted stock granted under our 1992 Plan in 2007. The shares will vest on February 1, 2010. Dividends declared on shares of restricted stock are accrued during the three-year restricted period. Accrued dividends will be paid upon vesting of restricted shares. Dividends accrued during 2007 as follows: Mr. Davidson — $25,344; Mr. Tong — $5,090; Mr. Stover — $7,507; Mr. Bullington — $5,552; and Ms. Cunningham — $5,320.

(3)	Represents grant of nonqualified stock options under our 1992 Plan. Options represent the right to purchase shares of common stock at the price per share (equal to fair market value on the date of grant) indicated in the table. Options will vest ratably over three years in equal installments (33.33%) on the first, second and third anniversaries of the date of grant.

(4)	Exercise price at “fair market value” is defined in our 1992 Plan as the average of the reported high and low trading price of our common stock on the NYSE on the date of grant. The closing price of our common stock on February 1, 2007 was $53.50.

(5)	Reflects grant date fair value of restricted stock and nonqualified stock options granted to our named executive officers on February 1, 2007 determined pursuant to SFAS 123(R). Dividends payable on restricted stock awards are accounted for under SFAS 123(R). A discussion of the assumptions used in calculating these values may be found in Note 9 to our financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC. Grant date fair value of stock options reported above is as follows: Mr. Davidson — $3,070,648; Mr. Tong — $616,625; Mr. Stover — $909,493; Mr. Bullington — $672,681; and Ms. Cunningham — $644,653. Grant date fair value of restricted stock reported above is as follows: Mr. Davidson — $3,112,356; Mr. Tong — $625,014; Mr. Stover — $921,869; Mr. Bullington — $681,799; and Ms. Cunningham — $653,380.

2007 Compensation of CEO

Our Compensation Committee, with input from our other directors, evaluates Mr. Davidson’s performance, with that evaluation supporting the determination of Mr. Davidson’s compensation level. The Company’s key accomplishments during 2007 under Mr. Davidson’s leadership include:

•	stockholder return of 63%, ranking third among our compensation peer group for the 2007 fiscal year;

•	record net income of approximately $944 million, or $5.45 per diluted share;

•	record net cash provided by operating activities;

•	a 13% total sales volume increase over 2006, adjusted for our Gulf of Mexico asset sale;

•	total reserve additions of approximately 120 million barrels of oil equivalent, representing 166% of production in 2007;

•	significant exploration success in West Africa, with the Company drilling six successful exploration and appraisal wells with only one dry hole; and

•	achievement of various other project and performance milestones.

Stockholder return represents the change in capital value of our common stock for the period beginning January 1, 2007 and ending December 31, 2007, plus dividends, expressed as a percentage.

Mr. Davidson earned a total salary of $1,025,000 in 2007. Mr. Davidson did not receive a base salary increase in 2007. Based on the results of Towers Perrin’s review of 2007 executive compensation, our Compensation Committee determined that Mr. Davidson’s salary was appropriate based on the market median for his position relative to our compensation peer group giving consideration to the scope and nature of our operations.

Mr. Davidson received a total STIP payment of $2,600,000 in February 2008, based on our Compensation Committee’s review of overall performance of the Company for the 2007 fiscal year, as well as Mr. Davidson’s performance, as measured against operational and financial goals for 2007 that he submitted earlier in the year, considering the Company’s 2007 accomplishments under Mr. Davidson’s leadership.

Mr. Davidson was granted awards under our LTIP of 164,118 stock options and 58,262 shares of restricted stock on February 1, 2007, based in part on market data from Towers Perrin and considering our performance against our compensation peer group and Mr. Davidson’s leadership performance.

We believe that Mr. Davidson’s compensation level is consistent with the objectives of our compensation program, provides an appropriate mix of salary and incentive compensation, rewards leadership performance by Mr. Davidson that has resulted in significant accomplishments by the Company in 2007 and provides motivation for the future achievement of short-term and long-term goals necessary to stockholder value creation. We also believe that it is internally consistent and equitable compared to our other executive officers in light of Mr. Davidson’s leadership role and responsibilities within the Company and externally with our stockholders, the investment community and our industry.

2007 Compensation of Other Named Executive Officers

In determining the compensation of Messrs. Tong, Stover and Bullington and Ms. Cunningham for 2007, our Compensation Committee considered their respective roles, responsibilities and reporting within the Company; their respective contributions to the overall performance of the Company; the performance of their respective business units or organizations; comparisons to our compensation peer group; and internal pay equity.

Based on the results of Towers Perrin’s review of 2007 executive compensation, our Compensation Committee determined that an increase in base salary for each of our named executive officers was appropriate to more closely approximate market median for their respective positions relative to our compensation peer group giving consideration to the scope and nature of our operations. Effective August 1, 2007, Mr. Stover’s base salary was increased to $525,000, Mr. Tong’s base salary was increased to $425,000 and Mr. Bullington’s and Ms. Cunningham’s base salaries were increased to $420,000.

After reviewing the overall performance of the Company for the 2007 fiscal year and the contributions to that performance of each non-CEO named executive officer and his or her respective business unit or organization, our Compensation Committee approved the following STIP payments: Mr. Tong — $656,268; Mr. Stover — $1,010,655; Mr. Bullington — $614,448; and Ms. Cunningham — $667,025. The STIP payments for 2007 performance for Mr. Tong, Mr. Stover and Ms. Cunningham increased approximately 1%, 3%, and 11%, respectively, over 2006. The STIP payment for 2007 performance for Mr. Bullington decreased approximately 1% over 2006. We believe that these STIP payments are appropriate in light of the Company’s performance in 2007 and reflect the relative contributions of these executive officers.

On February 1, 2007, Messrs. Tong, Stover, and Bullington and Ms. Cunningham were granted awards of stock options under our LTIP of 32,957, 48,610, 35,953, and 34,455, respectively. On that same date, Messrs. Tong, Stover and Bullington and Ms. Cunningham were awarded 11,700, 17,257, 12,763 and 12,231 shares of restricted stock, respectively. Our Compensation Committee considered the Company’s performance against our compensation peer group plus individual performance in determining the level of these grants. These grants were also based on market data from Towers Perrin regarding our compensation program and appropriate long-term incentive grant levels in light of compensation peer group practices.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to restricted stock and stock options held by our named executive officers as of December 31, 2007.

				Equity						Equity
				Incentive						Incentive
				Plan Awards					Market	Plan		Equity Incentive
				Number of			Number of		Value	Awards:		Plan Awards:
	Number of	Number of		Securities			Shares or		of Shares	Number of		Market or Payout
	Securities	Securities		Underlying			Units of		or Units of	Unearned		Value of Unearned
	Underlying	Underlying		Unexercised			Stock		Stock	Shares, Units or		Shares, Units or
	Unexercised	Unexercised		Unearned	Option	Option	Held That		Held That	Other Rights		Other Rights That
	Options (#	Options (#		Options	Exercise	Expiration	Have Not		Have Not	That Have Not		Have Not Vested
Name	Exercisable)	Unexercisable)		(#)	Price ($)	Date	Vested (#)		Vested ($)(9)	Vested (#)		($)(9)
Charles D. Davidson	160,000			—	$18.9375	10/2/2010	8,700	(7)	$691,824	12,000	(6)	$954,240
	120,000				21.6050	1/29/2011	6,000	(12)	477,120	17,181	(8)	1,366,233
	154,000				16.2700	2/1/2012	58,262	(13)	4,632,994
	150,000				17.6825	2/1/2013
	86,580				22.2325	2/1/2014
	39,234	19,618	(1)		29.8700	2/1/2015
	14,367	7,183	(2)		32.7925	5/16/2015
	8,000	4,000	(3)		41.4650	8/1/2015
	25,986	51,971	(4)		45.9400	2/1/2016
		164,118	(5)		53.4150	2/1/2017

Chris Tong	33,333	16,667	(10)	—	29.8800	1/3/2015	16,000	(11)	1,272,320	3,176	(6)	252,556
	10,386	5,194	(1)		29.8700	2/1/2015	4,000	(12)	198,080	3,522	(8)	280,069
	5,333	2,667	(3)		41.4650	8/1/2015	11,700	(13)	930,384
	5,327	10,653	(4)		45.9400	2/1/2016
		32,957	(5)		53.4150	2/1/2017

David L. Stover	15,000			—	20.0350	12/16/2012	4,000	(12)	318,080	3,176	(6)	252,556
	40,000				17.6825	2/1/2013	17,257	(13)	1,372,277	3,522	(8)	280,069
	12,872				22.2325	2/1/2014
	10,386	5,194	(1)		29.8700	2/1/2015
	5,333	2,667	(3)		41.4650	8/1/2015
	5,327	10,653	(4)		45.9400	2/1/2016
		48,610	(5)		53.4150	2/1/2017

Alan R. Bullington	40,000				17.6800	2/1/2013
	12,872			—	22.2325	2/1/2014	2,000	(12)	159,040	3,176	(6)	252,556
	10,386	5,194	(1)		29.8700	2/1/2015	12,763	(13)	1,014,913	3,193	(8)	253,907
	3,333	1,667	(3)		41.4650	8/1/2015
	4,829	9,659	(4)		45.9400	2/1/2016
		35,953	(5)		53.4150	2/1/2017

Susan M. Cunningham	40,000			—	20.9250	4/23/2011	4,000	(12)	318,080	3,176	(6)	252,556
	54,000				16.2700	2/1/2012	12,231	(13)	972,609	3,522	(8)	280,069
	50,000				17.6825	2/1/2013
	17,094				22.2325	2/1/2014
	10,386	5,194	(1)		29.8700	2/1/2015
	5,333	2,667	(3)		41.4650	8/1/2015
	5,327	10,653	(4)		45.9400	2/1/2016
		34,455	(5)		53.4150	2/1/2017

(1)	Remaining stock options vested February 1, 2008.

(2)	Remaining stock options vest May 16, 2008.

(3)	Remaining stock options vest August 1, 2008.

(4)	50% of stock options vested February 1, 2008; and 50% of stock options vest February 1, 2009.

(5)	33 1/3% of stock options vested February 1, 2008; 33 1/3% of stock options vest February 1, 2009; and 33 1/3 of stock options vest February 1, 2010.

(6)	Restricted stock vested February 1, 2008, as performance goals were satisfied. The performance goals for determining vesting are described in this proxy statement under the heading “Long-Term Incentive Plan.”

(7)	Restricted stock vests May 16, 2008.

(8)	Restricted stock vests February 1, 2009 if performance goals are satisfied. The performance goals for determining vesting are described in this proxy statement under the heading “Long-Term Incentive Plan.”

(9)	Market value based on December 31, 2007 closing price of $79.52.

(10)	Remaining stock options vested January 3, 2008.

(11)	Restricted stock vested on January 3, 2008.

(12)	Restricted stock vested February 1, 2008.

(13)	Restricted stock vests February 1, 2010.

Stock Option Exercises and Stock Vesting

The following table sets forth certain information with respect to vesting of restricted stock and the exercise of stock options held by our named executive officers during fiscal year 2007.

	Option Awards
			Stock Awards
	Number of Shares
	Acquired on	Value Realized on	Number of Shares	Value Realized on
Name	Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)(2)
Charles D. Davidson	—	—	22,320	$1,192,223

Chris Tong	—	—	—	—

David L. Stover	—	—	3,318	177,231

Alan R. Bullington(1)	46,000	$2,081,840	3,318	177,231

Susan M. Cunningham	—	—	4,406	235,346

(1)	Mr. Bullington exercised stock options under 10b5-1 trading plans in 2007 as follows: 6,000 shares on February 14, 2007 with an exercise price of $21.605; 3,500 shares on March 23, 2007 with an exercise price of $16.27; 4,500 shares on March 29, 2007 with an exercise price of $16.27; 8,000 shares on April 11, 2007 with an exercise price of $16.27; 8,000 shares on May 21, 2007 with an exercise price of $16.27; 8,000 shares on May 31, 2007 with an exercise price of $16.27 and 8,000 shares on June 4, 2007 with an exercise price of $16.27. Fair market value at the time of exercise ranged from $53.415 to $65.24.

(2)	Shares of restricted stock granted on February 1, 2004 vested on February 1, 2007 as performance goals were satisfied. The performance goals for determining vesting are described in this proxy statement under the heading “Long-Term Incentive Plan.” Income recognized on vesting is based on the average of the high and low trading price of our common stock on February 1, 2007 ($53.415). Dividends that accrued on the shares of restricted stock during the restricted period were paid on March 16, 2007 as follows: Mr. Davidson — $11,718; Mr. Stover — $1,742; Mr. Bullington — $1,742; and Ms. Cunningham — $2,313.

Pension Benefits

The amounts reported in the table below reflect the present value of accumulated benefits as of December 31, 2007 for the named executive officers under our Retirement Plan and Restoration Plan. The estimates assume that benefits are received in the form of a ten-year certain and life annuity.

		Number of
		Years of	Present Value of	Payments During
		Credited	Accumulated	Last Fiscal Year
Name	Plan Name	Service(1)	Benefit ($)(2)	($)
Charles D. Davidson	Retirement Plan	7	$222,395	$0
	Restoration Plan	7	1,896,275	0

Chris Tong	Retirement Plan	3	64,136	0
	Restoration Plan	3	149,962	0

David L. Stover	Retirement Plan	5	93,967	0
	Restoration Plan	5	222,440	0

Alan R. Bullington	Retirement Plan	17	381,012	0
	Restoration Plan	17	771,831	0

Susan M. Cunningham	Retirement Plan	7	146,807	0
	Restoration Plan	7	307,939	0

(1)	Messrs. Davidson, Stover, Bullington and Ms. Cunningham are fully vested in their retirement benefits. Due to plan changes made effective January 1, 2008, all vested employees are eligible for immediate commencement and can elect an unlimited lump sum option for their Retirement Plan benefits. For the Restoration Plan benefit, participants previously elected to receive their benefit as either an annuity or lump sum, and elected specific timing of receiving their benefits. Messrs. Tong and Bullington elected to receive an annuity from the Restoration Plan and Messrs. Davidson and Stover and Ms. Cunningham elected to receive a lump sum from the Restoration Plan. Messrs. Davidson and Bullington and Ms. Cunningham elected to receive their Restoration Plan benefits upon separation of service and Messrs. Tong and Stover elected to receive their Restoration Plan benefits at the later of age 55 or separation of service. The following annuity and lump sum amounts would be payable to our named executive officers from our Retirement Plan and Restoration Plan effective January 1, 2008:

		Retirement	Restoration	Retirement	Restoration
	Age at	Plan Monthly	Plan Monthly	Plan	Plan
Name	12/31/2007	Annuity	Annuity	Lump Sum	Lump Sum
Charles D. Davidson	57.83	$1,992	—	$346,573	$2,996,596

Chris Tong	51.33	—	—	—	—

David L. Stover	50.17	405	—	120,577	285,134(a)

Alan R. Bullington	56.75	3,296	6,617	583,892	—

Susan M. Cunningham	52.00	661	—	183,291	384,190

(a)	Not payable until the later of separation of service or attainment of age 55. An actuarially equivalent amount will be payable at that time.

(2)	Represents the actuarial present value of the accumulated pension benefits for our named executive officers as of December 31, 2007 under our Retirement Plan and Restoration Plan. Present values are based on the same actuarial assumptions and measurement dates utilized in our Form 10-K filing for the year ended December 31, 2007 except that, for purposes of the present value calculations, participants are assumed to work until age 65 and commence their benefits at that time.

Nonqualified Deferred Compensation Table

The following table sets forth certain information with respect to contributions made to our Deferred Compensation Plan by our named executive officers during fiscal year 2007.

				Aggregate
	Executive	Registrant	Aggregate	Withdrawals/
	Contributions in	Contributions in	Earnings	Distributions in	Aggregate Balance at
Name	Last FY ($)(1)	Last FY ($)(2)	in Last FY ($)(3)	Last FY	Last FYE ($)(4)
Charles D. Davidson	$3,023,752	$48,000	$664,614	$0	$10,605,958

Chris Tong	277,073	11,125	33,294	0	573,415

David L. Stover	269,107	16,250	58,417	0	932,670

Alan R. Bullington	721,460	11,000	130,026	0	2,093,401

Susan M. Cunningham	0	0	0	0	0

(1)	Mr. Davidson deferred 100% of the STIP payment he earned in 2006 (paid in 2007) ($2,562,500) and 45% ($461,252) of base salary in 2007. Mr. Tong deferred 30% of the STIP payment he earned in 2006 (paid in 2007) ($194,989) and 20% ($82,084) of base salary in 2007. Mr. Stover deferred 25% of the STIP payment he earned in 2006 (paid in 2007) ($244,315) and 5% ($24,792) of base salary in 2007. Mr. Bullington deferred 100% of the STIP payment he earned in 2006 (paid in 2007) ($619,376) and 25% ($102,084) of base salary in 2007.

(2)	Represents matching contributions of 100% of the first 6% of base salary deferred, to the extent not matched in our Thrift Plan.

(3)	Interest is paid at the greater of 125% of the 120-month rolling average of the 10-year Treasury Note, or the 120-month rolling average of the Prime Rate. Interest paid in 2007 based on Prime Rate average of 6.82%, compounded monthly.

(4)	All named executive officers are 100% vested in these balances.

The matching contributions and a portion of the interest earnings credited to the Deferred Compensation Plan accounts of our named executive officers are reflected in the “All Other Compensation” and the “Change in Pension Value” columns of the Summary Compensation Table above, respectively.

Potential Payments and Benefits Upon Termination of Employment

The tables below estimate the amount of compensation payable to each of our named executive officers upon voluntary and involuntary termination of employment, termination following a change of control and in the event of disability or death, in each case effective as of December 31, 2007. The actual amount of compensation payable to each of our named executive officers can only be determined at the time of his or her separation from the Company.

Payments Made Upon Termination

Upon termination of employment for reasons other than disability, death or in connection with a change of control, each named executive officer is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	amounts credited under our Deferred Compensation Plan;

•	unused vacation pay; and

•	amounts accrued and vested under our Retirement Plan and Restoration Plan.

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, in addition to the items identified above, the named executive officer:

•	will have until the earlier of (1) the fifth anniversary of his or her retirement date or (2) the expiration of the remainder of the outstanding ten-year option term, to exercise all stock options that are vested as of his or her retirement date;

•	may be entitled to receive a prorated share of outstanding unvested restricted stock and performance unit awards at such time as any performance criteria associated with the awards is satisfied;

•	may elect to continue to participate in our medical and dental plans at subsidized retiree rates until he or she reaches age 65 (continued coverage for medical and dental benefits for the named executive officer’s dependents may also be elected at subsidized retiree rates); and

•	may continue to receive life insurance coverage until the attainment of age 65 at subsidized premium rates.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Termination” and “Payments Made Upon Retirement” above, the named executive officer or his or her named beneficiary will receive benefits under our disability plan or payments under our life insurance plan, as appropriate.

Payments Made Upon a Change of Control

We have entered into change of control agreements with each of our named executive officers. If a named executive officer’s employment is terminated within two years after a change of control of the Company, he or she may be entitled to receive certain severance benefits pursuant to the terms of his or her change of control agreement. These benefits are described above more fully in this proxy statement under the heading “Change of Control Arrangements.”

Charles D. Davidson

The following table shows the potential payments to Mr. Davidson, President, CEO and Chairman of our Board, in the event of his termination of employment as of December 31, 2007.

					Involuntary Termination or
					Termination Without Cause
	Voluntary		Involuntary		in Connection With a
Executive Benefits and	Termination on		Termination on		Change of Control on		Disability on
Payments Upon Separation	12/31/07(1)		12/31/2007(1)		12/31/2007		12/31/2007(1)		Death on 12/31/2007
Compensation:
Severance	—		—	(9)	$8,132,800	(10)	—		—
STIP Payments	—	(2)	—	(2)	1,025,000	(10)	—	(2)	—	(2)
Stock Options	—		—		7,491,384	(11)	—		—
Restricted Stock	$1,865,062	(3)	$1,865,062	(3)	8,122,411	(12)	$7,667,000	(3)	$7,667,000	(3)
Performance Units	1,814,131	(4)	1,814,131	(4)	2,361,196	(13)	1,814,131	(4)	1,814,131	(4)

Benefits and Perquisites:
Retirement Plans	2,118,670	(5)	2,118,670	(5)	2,118,670	(5)	3,279,977	(17)	1,744,851	(19)
Deferred Compensation Plan	—	(6)	—	(6)	—	(6)	—	(6)	—	(6)
Health & Welfare Benefits	121,234	(7)	121,234	(7)	125,732	(14)	121,234	(7)	—
Disability Income	—		—		—		—	(18)	—
Life Insurance Benefits	—		—		—		—		1,000,000	(20)
Excise Tax & Gross-Up	—		—		6,800,000	(15)	—		—
Accrued Vacation Pay	—	(8)	—	(8)	—	(8)	—	(8)	—	(8)
Employment Services	—		—		15,000	(16)	—		—

TOTAL	$5,919,097		$5,919,097		$36,192,193		$12,882,342		$12,225,982

(1)	Mr. Davidson was eligible for early retirement as of December 31, 2007. Upon his termination of employment, he will be entitled to retiree benefits under all of our benefit plans.

(2)	Mr. Davidson would not be entitled to a STIP payment for 2007 in the event of his termination of employment on December 31, 2007, other than in the event of a change of control. Employees must be employed on the STIP payment date (February 2008) in order to receive payment.

(3)	As a retiree, or due to termination as a result of disability or death, Mr. Davidson or his named beneficiary may be entitled to a prorated portion of all unvested performance-based restricted stock awards. The prorated portion of these awards will only vest at the end of each restricted period if the performance goals for that period have been satisfied. The prorated portion is based on the number of months of service completed by Mr. Davidson during the restricted period. Value is based on the closing price of our common stock on December 31, 2007 ($79.52). We have assumed that the performance goals will be satisfied and the following prorated awards will vest: 2005 award — 100% of shares awarded will vest in 2008 (12,000 shares); 2006 award — two-thirds of shares awarded (11,454 shares) will vest in 2009. All unvested shares of restricted stock with time-based vesting provisions (14,700 shares in 2005 and 58,262 shares in 2007) will be forfeited upon retirement, unless the Board, in its discretion, takes action to accelerate the vesting of these shares. In the event of termination of employment as a result of death or disability, all unvested shares of restricted stock with time-based vesting provisions will vest as follows: 2005 award — 14,700 shares will vest; 2007 award — 58,262 shares will vest. Value is based on the closing price of our common stock on December 31, 2007 ($79.52).

(4)	As a retiree, or due to termination as a result of disability or death, Mr. Davidson or his named beneficiary may be entitled to a prorated portion of all unvested performance unit awards. The prorated portion of these awards may vest at the end of each performance period based on the level of achievement of the applicable performance objectives for that period. The prorated portion is based on the number of months of service completed by Mr. Davidson during the performance period. Value is based on the assumption that performance units will pay out at target level. We have assumed that the performance objectives will be satisfied and the following prorated awards will vest: 2005 award — 100% of units awarded will vest in 2008 (720,000 units); 2006 award — two-thirds of units awarded will vest in 2009 (1,094,131 units).

(5)	Reflects the present value of Mr. Davidson’s accrued benefits under our Retirement Plan and Restoration Plan. Due to plan changes made effective January 1, 2008, all employees are eligible for immediate commencement upon separation from service and can elect a lump sum option for their Retirement Plan benefits. Based on a December 31, 2007 termination date, Mr. Davidson’s monthly age 65 retirement benefits from our Retirement Plan would be $2,532. If Mr. Davidson commences his retirement benefits immediately following retirement on December 31, 2007, his monthly benefits from our Retirement Plan, reduced for early retirement, would be $1,992. For the Restoration Plan benefit, participants previously elected to receive their benefit as either an annuity or lump sum, and elected specific timing of receiving their benefits. Mr. Davidson elected to receive a lump sum from the Restoration Plan upon separation of service. The lump sum payable to Mr. Davidson from our Restoration Plan based on a December 31, 2007 termination date is $2,996,596.

(6)	Mr. Davidson would not be entitled to any additional benefit under our Deferred Compensation Plan in the event of his termination of employment other than the vested amount included in the table following Note 20.

(7)	Reflects the present value of expected future medical and dental benefits that will be paid by the Company in connection with Mr. Davidson’s participation in the medical and dental plans as a retiree. Assumptions used for this calculation are the same assumptions disclosed in Note 11 to our financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC, for post-retirement calculations.

(8)	Mr. Davidson is entitled to six weeks of paid vacation each calendar year. Unused vacation does not carry over from year to year. We have assumed for purposes of this table that Mr. Davidson used all of his vacation during 2007 and would therefore not be entitled to payment for any unused vacation in the event of his termination on December 31, 2007. In the event of termination during the year, all amounts of unused vacation would be paid based on Mr. Davidson’s salary.

(9)	Mr. Davidson is not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, our Severance Benefit Plan provides for a severance payment in certain instances based upon years of completed service. If Mr. Davidson is entitled to a severance payment under the plan, he would receive two weeks of pay for every year of completed service, plus a prorated STIP payment based on his STIP target percentage (100%) for a total payment of $1,300,962.

(10)	We entered into a Change of Control Agreement with Mr. Davidson that provides for severance benefits in the event that Mr. Davidson’s employment terminates within two years after a change of control of the Company. Under Mr. Davidson’s Change of Control Agreement, if Mr. Davidson is terminated following a change of control (other than termination by the Company for cause or by reason of death or disability), he is entitled to receive a lump sum severance payment equal to 2.99 times his annual cash compensation (consisting of annual salary and STIP). Mr. Davidson is also entitled to a prorated STIP payment based on his termination date in the year of the change of control.

(11)	Vesting of stock options accelerates in the event of a change of control. Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2007 ($79.52) on all unvested stock options held by Mr. Davidson as of December 31, 2007.

(12)	Vesting of restricted stock accelerates in the event of a change of control. Represents the value of all restricted stock held by Mr. Davidson on December 31, 2007 based on the closing price of our common stock on December 31, 2007 ($79.52).

(13)	Vesting of performance units accelerates in the event of a change of control. Represents the value of all unvested performance units held by Mr. Davidson on December 31, 2007 based on a target value of $1.00 per unit.

(14)	Mr. Davidson’s Change of Control Agreement provides for continued medical, dental, life, AD&D, and LTD benefits for a period of 36 months following a change of control. The value reflected is the total estimated cost to us to provide these benefits. Mr. Davidson is also entitled to continue his medical and dental coverage following this 36-month period as a participant in our retiree medical plan at subsidized premium rates as discussed above. The value reflected also includes the present value of the expected future medical and dental benefits that will be paid by us in connection with Mr. Davidson’s participation in the retiree medical plan following the 36-month period.

(15)	Mr. Davidson is entitled to a gross-up payment for any excise tax due in connection with a change of control pursuant to Internal Revenue Code Sections 280G and 4099. The estimated gross-up payment for Mr. Davidson based on a December 31, 2007 change of control and the closing price of our common stock on December 31, 2007 of $79.52 is $6,800,000.

(16)	Mr. Davidson’s Change of Control Agreement provides for reimbursement for reasonable fees up to $15,000 for out-placement employment services.

(17)	In the event of Mr. Davidson’s termination of employment due to permanent and total disability, his age 65 retirement benefits from our Retirement Plan and Restoration Plan will be calculated as if he had continued to work until age 65. The value reflected represents the actuarial present value of Mr. Davidson’s age 65 benefits based on a disability date of December 31, 2007. The calculation is based on Mr. Davidson’s final average compensation as of his date of disability. Upon commencement of his benefits at age 65, Mr. Davidson’s monthly benefit from our Retirement Plan and Restoration Plan will be $48,483. In the event that Mr. Davidson elects to immediately commence his retirement benefits, the amounts payable will be as described in Note 5 above.

(18)	Our LTD benefits are fully insured through CIGNA. Eligibility for benefits is determined by CIGNA only after the employee’s termination of employment because of a medical condition. Benefits pay at 60% of monthly income, capped at $15,000 per month.

(19)	In the event of Mr. Davidson’s death while an active employee, his named beneficiary is entitled to a death benefit under our Retirement Plan and Restoration Plan. The death benefit payable in the event of his death on December 31, 2007 is $1,744,851. This lump sum payment was calculated based on the same actuarial assumptions utilized in our Form 10-K filing for the year ended December 31, 2007 and the GAR 1994 mortality tables as required by our Retirement Plan and Restoration Plan. The accrued death benefit was reduced for early commencement.

(20)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.

In addition to the payments Mr. Davidson may receive upon the termination of his employment, he will continue to hold stock options that were vested immediately prior to his termination. Mr. Davidson also will be entitled to receive the vested balance of his contributions to our Deferred Compensation Plan. The table below shows the vested benefits that Mr. Davidson has accumulated as of December 31, 2007 and the benefits he will receive as a result of his termination of employment on that date. We refer to the combined amounts as the total “walk-away” amount:

			Involuntary Termination or
			Termination Without Cause
	Voluntary	Involuntary	in Connection With a
	Termination on	Termination on	Change of Control on	Disability on	Death on
	12/31/07	12/31/2007	12/31/2007	12/31/2007	12/31/2007
Vested Benefits as of December 31, 2007:
Stock Options(1)	$44,414,769	$44,414,769	$44,414,769	$44,414,769	$44,414,769
Deferred Compensation Plan	10,605,958	10,605,958	10,605,958	10,605,958	10,605,958

Total Vested Benefits	$55,020,727	$55,020,727	$55,020,727	$55,020,727	$55,020,727

Benefits and Payments Upon Separation:	$5,919,097	$5,919,097	$36,192,193	$12,882,342	$12,225,982

Total “Walk-Away” Value	$60,939,824	$60,939,824	$91,212,920	$67,903,069	$67,246,709

(1)	Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2007 ($79.52) on all stock options vested and exercisable as of December 31, 2007.

Chris Tong

The following table shows the potential payments to Mr. Tong, Senior Vice President and Chief Financial Officer of the Company, in the event of his termination of employment as of December 31, 2007.

					Involuntary Termination or
					Termination Without Cause
	Voluntary		Involuntary		in Connection With a
Executive Benefits and	Termination on		Termination on		Change of Control on		Disability on		Death on
Payments Upon Separation	12/31/07(1)		12/31/2007(1)		12/31/2007		12/31/2007(1)		12/31/2007
Compensation:
Severance	—		—	(8)	$2,374,912	(9)	—		—
STIP Payments	—	(1)	—	(1)	318,750	(9)	—	(1)	—	(1)
Stock Options	—		—		2,404,795	(10)	—		—
Restricted Stock	—	(2)	$1,272,320	(22)	3,053,409	(11)	$2,960,052	(16)	$2,960,052	(16)
Performance Units	—	(3)	—	(3)	527,013	(12)	414,875	(17)	414,875	(17)

Benefits and Perquisites:
Retirement Plans	—	(4)	—	(4)	—	(4)	908,932	(18)	86,318	(20)
Deferred Compensation Plan	—	(5)	—	(5)	—	(5)	—	(5)	—	(5)
Health & Welfare Benefits	—	(6)	—	(6)	44,421	(13)	—	(6)	—
Disability Income	—		—		—		—	(19)	—
Life Insurance Benefits	—		—		—		—		850,000	(21)
Excise Tax & Gross-Up	—		—		1,600,000	(14)	—		—
Accrued Vacation Pay	—	(7)	—	(7)	—	(7)	—	(7)	—	(7)
Employment Services	—		—		15,000	(15)	—		—

TOTAL	—		$1,272,320		$10,338,300		$4,283,859		$4,311,245

(1)	Mr. Tong would not be entitled to a STIP payment for 2007 in the event of his termination of employment on December 31, 2007, other than in the event of a change of control. Employees must be employed on the STIP payment date (February 2008) in order to receive payment.

(2)	All unvested shares of restricted stock will be forfeited upon Mr. Tong’s voluntary termination of employment on December 31, 2007, including his 2005 awards — 23,176 shares; the 2006 award — 3,522 shares; and the 2007 award — 11,700 shares; provided, however, that 16,000 shares of Mr. Tong’s 2005 restricted stock award will vest in the event of his termination by the Company without cause.

(3)	All unvested performance units will be forfeited upon Mr. Tong’s voluntary or involuntary termination of employment on December 31, 2007. The following performance units will be forfeited: 2005 award — 190,600 units and 2006 award — 336,413 units.

(4)	Mr. Tong is not vested in either our Retirement Plan or our Restoration Plan.

(5)	Mr. Tong would not be entitled to any additional benefit under our Deferred Compensation Plan in the event of his termination of employment other than the vested amount included in the table following Note 22.

(6)	Mr. Tong would not be eligible to participate in our retiree medical and dental plans in the event of his termination of employment on December 31, 2007.

(7)	Mr. Tong is entitled to six weeks of paid vacation each calendar year. Unused vacation does not carry over from year to year. We have assumed for purposes of this table that Mr. Tong used all of his vacation during 2007 and would therefore not be entitled to payment for any unused vacation in the event of his termination on December 31, 2007. In the event of termination during the year, all amounts of unused vacation would be paid based on Mr. Tong’s salary.

(8)	Mr. Tong is not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, our Severance Benefit Plan provides for a severance payment in certain instances based upon years of completed service. If Mr. Tong is entitled to a severance payment under the plan, he would receive two weeks of pay for every year of completed service, plus a prorated STIP payment based on his STIP target percentage (75%) for a total payment of $416,827.

(9)	We entered into a Change of Control Agreement with Mr. Tong that provides for severance benefits in the event that Mr. Tong’s employment terminates within two years after a change of control of the Company. Under Mr. Tong’s Change of Control Agreement, if Mr. Tong is terminated following a change of control (other than termination by the Company for cause or by reason of death or disability), he is entitled to receive a lump sum severance payment equal to 2.5 times his annual cash compensation (consisting of annual salary and STIP). Mr. Tong is also entitled to a prorated STIP payment based on his termination date in the year of the change of control.

(10)	Vesting of stock options accelerates in the event of a change of control. Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2007 ($79.52) on all unvested stock options held by Mr. Tong as of December 31, 2007.

(11)	Vesting of restricted stock accelerates in the event of a change of control. Represents the value of all restricted stock held by Mr. Tong on December 31, 2007 based on the closing price of our common stock on December 31, 2007 ($79.52).

(12)	Vesting of performance units accelerates in the event of a change of control. Represents the value of all unvested performance units held by Mr. Tong on December 31, 2007 based on a target value of $1.00 per unit.

(13)	Mr. Tong’s Change of Control Agreement provides for continued medical, dental, life, AD&D, and LTD benefits for a period of 30 months following a change of control. The value reflected is the total estimated cost to us to provide these benefits.

(14)	Mr. Tong is entitled to a gross-up payment for any excise tax due in connection with a change of control pursuant to Internal Revenue Code Sections 280G and 4099. The estimated gross-up payment for Mr. Tong based on a December 31, 2007 change of control and the closing price of our common stock on December 31, 2007 of $79.52 is $1,600,000.

(15)	Mr. Tong’s Change of Control Agreement provides for reimbursement for reasonable fees up to $15,000 for out-placement employment services.

(16)	In the event of termination of employment as a result of disability or death, Mr. Tong or his named beneficiary may be entitled to a prorated portion of all unvested performance-based restricted stock awards. The prorated portion of these awards will only vest at the end of each restricted period if the performance goals for that period have been satisfied. The prorated portion is based on the number of months of service completed by Mr. Tong during the restricted period. Value is based on the closing price of our common stock as of December 31, 2007 ($79.52). We have assumed that the performance goals will be satisfied and the following prorated awards will vest: 2005 award — 100% of the shares awarded will vest in 2008 (3,176 shares); and 2006 award — two-thirds of the shares awarded (2,348 shares) will vest in 2009. All unvested shares of restricted stock with time-based vesting provisions will also vest in the event of Mr. Tong’s termination of employment as a result of death or disability as follows: 2005 award — 20,000 shares will vest; 2007 award — 11,700 shares will vest. Value is based on the closing price of our common stock on December 31, 2007 ($79.52).

(17)	In the event of termination of employment as a result of disability or death, Mr. Tong or his named beneficiary may be entitled to a prorated portion of all unvested performance unit awards. The prorated portion of these awards may vest at the end of each performance period based on the level of achievement of the applicable performance goals for that period. The prorated portion is based on the number of months of service completed by Mr. Tong during the performance period. Value is based on the assumption that performance units will payout at target level. We have assumed that the performance goals will be satisfied and the following prorated awards will vest: 2005 award — 100% of units awarded will vest in 2008 (190,600 units); 2006 award — two thirds of the units awarded will vest in 2009 (224,275 units).

(18)	In the event of Mr. Tong’s termination of employment due to permanent and total disability, his age 65 retirement benefits from our Retirement Plan and Restoration Plan will be calculated as if he had continued to work until age 65. The value reflected represents the actuarial present value of Mr. Tong’s age 65 benefits based on a disability date of December 31, 2007. The calculation is based on Mr. Tong’s final average compensation as of his date of disability. Upon commencement of his benefits at age 65, Mr. Tong’s monthly benefit from our Retirement Plan and Restoration Plan would be $20,031. Mr. Tong is not eligible to commence his benefits prior to age 65.

(19)	Our LTD benefits are fully insured through CIGNA. Eligibility for benefits is determined by CIGNA only after the employee’s termination of employment because of a medical condition. Benefits pay at 60% of monthly income, capped at $15,000 per month.

(20)	In the event of Mr. Tong’s death while an active employee, his named beneficiary is entitled to a death benefit under the Retirement Plan and Restoration Plan. The death benefit payable in the event of Mr. Tong’s death on December 31, 2007 is $86,318. This lump sum payment was calculated based on the same actuarial assumptions utilized in our Form 10-K filing for the year ended December 31, 2007 and the GAR 1994 mortality tables as required by our Retirement Plan and Restoration Plans. The accrued death benefit was reduced for early commencement.

(21)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.

(22)	Represents the value of 16,000 shares of unvested restricted stock granted in January 2005 that will immediately vest in the event of Mr. Tong’s involuntary termination without cause on December 31, 2007. Value is based on the closing price of our common stock on December 31, 2007 ($79.52). All other unvested shares of restricted stock will be forfeited upon Mr. Tong’s involuntary termination of employment on December 31, 2007, including the 2005 awards of 7,176 shares, the 2006 award of 3,522 shares and the 2007 award of 11,700 shares.

In addition to the payments Mr. Tong may receive upon the termination of his employment, he will continue to hold stock options that were vested immediately prior to his termination. Mr. Tong also will be entitled to receive the vested balance of his contributions to our Deferred Compensation Plan. The table below shows the vested benefits that Mr. Tong has accumulated as of December 31, 2007 and the benefits he will receive as a result of his termination of employment on that date. We refer to the combined amounts as the total “walk-away” amount:

			Involuntary Termination or
			Termination Without Cause
	Voluntary	Involuntary	in Connection With a
	Termination on	Termination on	Change of Control on	Disability on	Death on
	12/31/07	12/31/2007	12/31/2007	12/31/2007	12/31/2007
Vested Benefits as of December 31, 2007:
Stock Options(1)	$2,552,143	$2,552,143	$2,552,143	$2,552,143	$2,552,143
Deferred Compensation Plan	573,415	573,415	573,415	573,415	573,415
Total Vested Benefits	$3,125,558	$3,125,558	$3,125,558	$3,125,558	$3,125,558

Benefits and Payments Upon Separation:	$—	$1,272,320	$10,338,300	$4,283,859	$4,311,245

Total “Walk-Away” Value	$3,125,558	$4,397,878	$13,463,858	$7,409,417	$7,436,803

(1)	Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2007 ($79.52) on all stock options vested and exercisable as of December 31, 2007.

David L. Stover

The following table shows the potential payments to Mr. Stover, Executive Vice President and Chief Operating Officer of the Company, in the event of his termination of employment as of December 31, 2007.

					Involuntary Termination or
					Termination Without Cause
	Voluntary		Involuntary		in Connection With a
Executive Benefits and	Termination on		Termination on		Change of Control on		Disability on		Death on
Payments Upon Separation	12/31/07(1)		12/31/2007(1)		12/31/2007		12/31/2007(1)		12/31/2007
Compensation:
Severance	—		—	(8)	$2,704,147	(9)	—		—
STIP Payments	—	(1)	—	(1)	472,500	(9)	—	(1)	—	(1)
Stock Options	—		—		1,986,067	(10)	—		—
Restricted Stock	—	(2)	—	(2)	2,222,982	(11)	$2,129,625	(16)	$2,129,625	(16)
Performance Units	—	(3)	—	(3)	527,013	(12)	414,875	(17)	414,875	(17)

Benefits and Perquisites:
Retirement Plans	$316,407	(4)	$316,407	(4)	316,407	(4)	957,913	(18)	128,656	(20)
Deferred Compensation Plan	—	(5)	—	(5)	—	(5)	—	(5)	—	(5)
Health & Welfare Benefits	—	(6)	—	(6)	44,600	(13)	—	(6)	—
Disability Income	—		—		—		—	(19)	—
Life Insurance Benefits	—		—		—		—		1,000,000	(21)
Excise Tax & Gross-Up	—		—		2,000,000	(14)	—		—
Accrued Vacation Pay	—	(7)	—	(7)	—	(7)	—	(7)	—	(7)
Employment Services	—		—		15,000	(15)	—		—

TOTAL	$316,407		$316,407		$10,288,716		$3,502,413		$3,673,156

(1)	Mr. Stover would not be entitled to a STIP payment for 2007 in the event of his termination of employment on December 31, 2007, other than in the event of a change of control. Employees must be employed on the STIP payment date (February 2008) in order to receive payment.

(2)	All unvested shares of restricted stock will be forfeited upon Mr. Stover’s voluntary or involuntary termination of employment on December 31, 2007, including the 2005 award — 7,176 shares; the 2006 award — 3,522 shares; and the 2007 award — 17,257 shares.

(3)	All unvested performance units will be forfeited upon Mr. Stover’s voluntary or involuntary termination of employment on December 31, 2007. The following performance units will be forfeited: 2005 award — 190,600 units; and 2006 award — 336,413 units.

(4)	Reflects the present value of Mr. Stover’s accrued benefits under our Retirement Plan and Restoration Plan. Due to plan changes made effective January 1, 2008, all employees are eligible for immediate commencement upon separation from service and can elect a lump sum option for their Retirement Plan benefits. Based on a December 31, 2007 termination date, Mr. Stover’s monthly age 65 retirement benefits from our Retirement Plan would be $1,719. If Mr. Stover commences his retirement benefits immediately following termination of employment on December 31, 2007, his monthly benefits from our Retirement Plan, reduced for early commencement, would be $405. For the Restoration Plan benefit, participants previously elected to receive their benefit as either an annuity or lump sum, and elected specific timing of receiving their benefits. Mr. Stover elected to receive a lump sum from the Restoration Plan at the later of attainment of age 55 or separation of service. Mr. Stover’s Restoration Plan lump sum amount as of December 31, 2007 is $285,134. An actuarially equivalent amount will be payable to Mr. Stover at the time he attains age 55 (in 2012) based on the interest rates in effect at that time.

(5)	Mr. Stover would not be entitled to any additional benefit under our Deferred Compensation Plan in the event of his termination of employment other than the vested amount included in the table following Note 21.

(6)	Mr. Stover would not be eligible to participate in our retiree medical and dental plans in the event of his termination of employment on December 31, 2007.

(7)	Mr. Stover is entitled to six weeks of paid vacation each calendar year. Unused vacation does not carry over from year to year. We have assumed for purposes of this table that Mr. Stover used all of his vacation during 2007 and would therefore not be entitled to payment for any unused vacation in the event of his termination on December 31, 2007. In the event of termination during the year, all amounts of unused vacation would be paid based on Mr. Stover’s salary.

(8)	Mr. Stover is not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, our Severance Benefit Plan provides for a severance payment in certain instances based upon years of completed service. If Mr. Stover is entitled to a severance payment under the plan, he would receive two weeks of pay for every year of completed service, plus a prorated STIP payment based on his STIP target percentage (90%) for a total payment of $593,654.

(9)	We entered into a Change of Control Agreement with Mr. Stover that provides for severance benefits in the event that Mr. Stover’s employment terminates within two years after a change of control of the Company. Under Mr. Stover’s Change of Control Agreement, if Mr. Stover is terminated following a change of control (other than termination by the Company for cause or by reason of death or disability), he is entitled to receive a lump sum severance payment equal to 2.5 times his annual cash compensation (consisting of annual salary and STIP). Mr. Stover is also entitled to a prorated STIP payment based on his termination date in the year of the change of control.

(10)	Vesting of stock options accelerates in the event of a change of control. Represents the difference between the exercise price of each option and the closing price of our common stock on December 31, 2007 ($79.52) on all unvested stock options held by Mr. Stover as of December 31, 2007.

(11)	Vesting of restricted stock accelerates in the event of a change of control. Represents the value of all restricted stock held by Mr. Stover on December 31, 2007 based on the closing price of our common stock on December 31, 2007 ($79.52).

(12)	Vesting of performance units accelerates in the event of a change of control. Represents the value of all unvested performance units held by Mr. Stover on December 31, 2007 based on a target value of $1.00 per unit.

(13)	Mr. Stover’s Change of Control Agreement provides for continued medical, dental, life, AD&D, and LTD benefits for a period of 30 months following a change of control. The value reflected is the total estimated cost to us to provide these benefits.

(14)	Mr. Stover is entitled to a gross-up payment for any excise tax due in connection with a change of control pursuant to Internal Revenue Code Sections 280G and 4099. The estimated gross-up payment for Mr. Stover based on a December 31, 2007 change of control and the closing price of our common stock on December 31, 2007 of $79.52 is $2,000,000.

(15)	Mr. Stover’s Change of Control Agreement provides for reimbursement for reasonable fees up to $15,000 for out-placement employment services.

(16)	In the event of termination of employment as a result of disability or death, Mr. Stover or his named beneficiary may be entitled to a prorated portion of all unvested performance based restricted stock awards. The prorated portion of these awards will only vest at the end of each restricted period if the performance goals for that period have been satisfied. The prorated portion is based on the number of months of service completed by Mr. Stover during the restricted period. Value is based on the closing price of our common stock on December 31, 2007 ($79.52). We have assumed that the performance goals will be satisfied and the following prorated awards will vest: 2005 award — 100% of the shares awarded will vest in 2008 (3,176 shares); and 2006 award — two-thirds of the shares awarded (2,348 shares) will vest in 2009. All unvested shares of restricted stock with time-based vesting provisions will also vest in the event of Mr. Stover’s termination of employment as a result of death or disability as follows: 2005 award — 4,000 shares will vest; 2007 award — 17,257 shares will vest. Value is based on the closing price of our common stock on December 31, 2007 ($79.52).

(17)	In the event of termination of employment as a result of disability or death, Mr. Stover or his named beneficiary may be entitled to a prorated portion of all unvested performance unit awards. The prorated portion of these awards may vest at the end of each performance period based on the level of achievement of the applicable performance goals for that period. The prorated portion is based on the number of months of service completed by Mr. Stover during the performance period. Value is based on the assumption that performance units will pay out at target level. We have assumed that the performance goals will be satisfied and the following prorated awards will vest: 2005 award — 100% of the units awarded will vest in 2008 (190,600 units); and 2006 award — two-thirds of units awarded will vest in 2009 (224,275 units).

(18)	In the event of Mr. Stover’s termination of employment due to permanent and total disability, his age 65 retirement benefits from our Retirement Plan and Restoration Plan will be calculated as if he had continued to work until age 65. The value reflected represents the actuarial present value of Mr. Stover’s age 65 benefits based on a disability date of December 31, 2007. The calculation is based on Mr. Stover’s final average compensation as of his date of disability. Upon commencement of his benefits at age 65, Mr. Stover’s monthly benefit from our Retirement Plan and Restoration Plan will be $22,946. Mr. Stover is not eligible to commence his benefits prior to age 65.

(19)	Our LTD benefits are fully insured through CIGNA. Eligibility for benefits is determined by CIGNA only after the employee’s termination of employment because of a medical condition. Benefits pay at 60% of monthly income, capped at $15,000 per month.

(20)	In the event of Mr. Stover’s death while an active employee, his named beneficiary is entitled to a death benefit under the Retirement Plan and Restoration Plan. The death benefit payable in the event of Mr. Stover’s death on December 31, 2007 is $128,656. This lump sum payment was calculated based on the same actuarial assumptions utilized in our Form 10-K filing for the year ended December 31, 2007 and the GAR 1994 mortality tables as required by our Retirement Plan and Restoration Plans. The accrued death benefit was reduced for early commencement.

(21)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.

In addition to the payments Mr. Stover may receive upon the termination of his employment, he will continue to hold stock options that were vested immediately prior to his termination. Mr. Stover also will be entitled to receive the vested balance of his contributions to our Deferred Compensation Plan. The table below shows the vested benefits that Mr. Stover has accumulated as of December 31, 2007 and the benefits he will receive as a result of his termination of employment on that date. We refer to the combined amounts as the total “walk-away” amount:

			Involuntary
			Termination or
			Termination
			Without
			Cause in
			Connection With
	Voluntary	Involuntary	a Change of
	Termination on	Termination on	Control on	Disability on	Death on
	12/31/07	12/31/2007	12/31/2007	12/31/2007	12/31/2007
Vested Benefits as of December 31, 2007:
Stock Options(1)	$5,000,673	$5,000,673	$5,000,673	$5,000,673	$5,000,673
Deferred Compensation Plan	932,670	932,670	932,670	932,670	932,670

Total Vested Benefits	$5,933,343	$5,933,343	$5,933,343	$5,933,343	$5,933,343

Benefits and Payments Upon Separation:	$316,407	$316,407	$10,288,716	$3,502,413	$3,673,156

Total “Walk-Away” Value	$6,249,750	$6,249,750	$16,222,059	$9,435,756	$9,606,499

(1)	Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2007 ($79.52) on all stock options vested and exercisable as of December 31, 2007.

Alan R. Bullington

The following table shows the potential payments to Mr. Bullington, Senior Vice President — International Division, in the event of his termination of employment as of December 31, 2007.

					Involuntary Termination or
					Termination Without Cause
	Voluntary		Involuntary		in Connection With a
Executive Benefits and	Termination on		Termination on		Change of Control on		Disability on		Death on
Payments Upon Separation	12/31/07(1)		12/31/2007(1)		12/31/2007		12/31/2007(1)		12/31/2007
Compensation:
Severance	—		—	(9)	$2,058,586	(10)	—		—
STIP Payments	—	(2)	—	(2)	315,000	(10)	—	(2)	—	(2)
Stock Options	—		—		1,584,222	(11)	—		—
Restricted Stock	$421,827	(3)	$421,827	(3)	1,680,417	(12)	$1,595,781	(3)	$1,595,781	(3)
Performance Units	393,943	(4)	393,943	(4)	495,614	(13)	393,943	(4)	393,943	(4)

Benefits and Perquisites:
Retirement Plans	1,152,843	(5)	1,152,843	(5)	1,152,843	(5)	1,308,222	(17)	851,864	(19)
Deferred Compensation Plan	—	(6)	—	(6)	—	(6)	—	(6)	—	(6)
Health & Welfare Benefits	133,162	(7)	133,162	(7)	136,855	(14)	133,162	(7)	—
Disability Income	—		—		—		—	(18)	—
Life Insurance Benefits	—		—		—		—		840,000	(20)
Excise Tax & Gross-Up	—		—		1,400,000	(15)	—		—
Accrued Vacation Pay	—	(8)	—	(8)	—	(8)	—	(8)	—	(8)
Employment Services	—		—		15,000	(16)	—		—

TOTAL	$2,101,775		$2,101,775		$8,838,537		$3,431,108		$3,681,588

(1)	Mr. Bullington was eligible for early retirement as of December 31, 2007. Upon his termination of employment he will be entitled to retiree benefits under all of our benefit plans.

(2)	Mr. Bullington would not be entitled to a STIP payment for 2007 in the event of his termination of employment on December 31, 2007, other than in the event of a change of control. Employees must be employed on the STIP payment date (February 2008) in order to receive payment.

(3)	As a retiree, or due to termination as a result of disability or death, Mr. Bullington or his named beneficiary may be entitled to a prorated portion of all unvested performance-based restricted stock awards. The prorated portion of these awards will only vest at the end of each restricted period if the performance goals for that period have been satisfied. The prorated portion is based on the number of months of service completed by Mr. Bullington during the restricted period. Value is based on the closing price of our common stock on December 31, 2007 ($79.52). We have assumed that the performance goals will be satisfied and the following prorated awards will vest: 2005 award — 100% of shares awarded will vest in 2008 (3,176 shares); and 2006 award — two-thirds of shares awarded (2,129 shares) will vest in 2009. All unvested shares of restricted stock with time-based vesting provisions (12,763 shares in 2007) will be forfeited upon retirement, unless the Board, in its discretion, takes action to accelerate the vesting of these shares. All unvested shares of restricted stock with time-based vesting provisions will vest in the event of Mr. Bullington’s termination of employment as a result of death or disability as follows: 2005 award — 2,000 shares will vest; 2007 award — 17,257 shares will vest. Value is based on the closing price of our common stock on December 31, 2007 ($79.52).

(4)	As a retiree, or due to termination as a result of disability or death, Mr. Bullington or his named beneficiary may be entitled to a prorated portion of all unvested performance unit awards. The prorated portion of these awards may vest at the end of each performance period based on the level of achievement of the applicable performance objectives for that period. The prorated portion is based on the number of months of service completed by Mr. Bullington during the performance period. Value is based on the assumption that performance units will payout at target level. We have assumed that the performance objectives will be satisfied and the following prorated awards will vest: 2005 award — 100% of units awarded will vest in 2008 (190,600 units); and 2006 award — two-thirds of units awarded will vest in 2009 (203,343 units).

(5)	Reflects the present value of Mr. Bullington’s accrued benefits under our Retirement Plan and Restoration Plan. Due to plan changes made effective January 1, 2008, all employees are eligible for immediate commencement upon separation from service and can elect a lump sum option for their Retirement Plan benefits. Based on a December 31, 2007 termination date, Mr. Bullington’s monthly age 65 retirement benefits from our Retirement Plan would be $4,639. If Mr. Bullington commences his retirement benefits immediately following retirement on December 31, 2007, his monthly benefits from our Retirement Plan, reduced for early commencement, would be $3,296. For the Restoration Plan benefit, participants previously elected to receive their benefit as either an annuity or lump sum, and elected specific timing of receiving their benefits. Mr. Bullington elected to receive an annuity from the Restoration Plan commencing immediately following separation of service. The monthly annuity amount payable to Mr. Bullington from our Restoration Plan immediately following his separation of service on December 31, 2007 is $6,617.

(6)	Mr. Bullington would not be entitled to any additional benefit under our Deferred Compensation Plan in the event of his termination of employment other than the vested amount included in the table following Note 20.

(7)	Reflects the present value of expected future medical and dental benefits that will be paid by the Company in connection with Mr. Bullington’s participation in the medical and dental plans as a retiree. Assumptions used for this calculation are the same assumptions disclosed in Note 11 to our financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC, for post-retirement calculations.

(8)	Mr. Bullington is entitled to six weeks of paid vacation each calendar year. Unused vacation does not carry over from year to year. We have assumed for purposes of this table that Mr. Bullington used all of his vacation during 2007 and would therefore not be entitled to payment for any unused vacation in the event of his termination on December 31, 2007. In the event of termination during the year, all amounts of unused vacation would be paid based on Mr. Bullington’s salary.

(9)	Mr. Bullington is not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, our Severance Benefit Plan provides for a severance payment in certain instances based upon years of completed service. If Mr. Bullington is entitled to a severance payment under the plan, he would receive two weeks of pay for every year of completed service, plus a prorated STIP payment based on his STIP target percentage (75%) for a total payment of $589,615.

(10)	We entered into a Change of Control Agreement with Mr. Bullington that provides for severance benefits in the event that Mr. Bullington’s employment terminates within two years after a change of control of the Company. Under Mr. Bullington’s Change of Control Agreement, if Mr. Bullington is terminated following a change of control (other than termination by the Company for cause or by reason of death or disability), he is entitled to receive a lump sum severance payment equal to 2.5 times his annual cash compensation (consisting of annual salary and STIP). Mr. Bullington is also entitled to a prorated STIP payment based on his termination date in the year of the change of control.

(11)	Vesting of stock options accelerates in the event of a change of control. Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2007 ($79.52) on all unvested stock options held by Mr. Bullington as of December 31, 2007.

(12)	Vesting of restricted stock accelerates in the event of a change of control. Represents the value of all restricted stock held by Mr. Bullington on December 31, 2007 based on the closing price of our common stock on December 31, 2007 ($79.52).

(13)	Vesting of performance units accelerates in the event of a change of control. Represents the value of all unvested performance units held by Mr. Bullington on December 31, 2007 based on a target value of $1.00 per unit.

(14)	Mr. Bullington’s Change of Control Agreement provides for continued medical, dental, life, AD&D, and LTD benefits for a period of 30 months following a change of control. The value reflected is the total estimated cost to us to provide these benefits. Mr. Bullington is also entitled to continue his medical and dental coverage following this 30-month period as a participant in our retiree medical plan at subsidized premium rates as discussed above. The value reflected also includes the present value of the expected future medical and dental benefits that will be paid by us in connection with Mr. Bullington’s participation in the retiree medical plan following the 30-month period.

(15)	Mr. Bullington is entitled to a gross-up payment for any excise tax due in connection with a change of control pursuant to Internal Revenue Code Sections 280G and 4099. The estimated gross-up payment for Mr. Bullington based on a December 31, 2007 change of control and the closing price of our common stock on December 31, 2007 of $79.52 is $1,400,000.

(16)	Mr. Bullington’s Change of Control Agreement provides for reimbursement for reasonable fees up to $15,000 for out-placement employment services.

(17)	In the event of Mr. Bullington’s termination of employment due to permanent and total disability, his age 65 retirement benefits from our Retirement Plan and Restoration Plan will be calculated as if he had continued to work until age 65. The value reflected represents the actuarial present value of Mr. Bullington’s age 65 benefits based on a disability date of December 31, 2007. The calculation is based on Mr. Bullington’s final average compensation as of his date of disability. Upon commencement of his benefit at age 65, Mr. Bullington’s monthly benefit from our Retirement Plan and Restoration Plan will be $20,702. In the event that Mr. Bullington elects to immediately commence his retirement benefits, the amounts payable will be as described in Note 5 above.

(18)	Our LTD benefits are fully insured through CIGNA. Eligibility for benefits is determined by CIGNA only after the employee’s termination of employment because of a medical condition. Benefits pay at 60% of monthly income, capped at $15,000 per month.

(19)	In the event of Mr. Bullington’s death while an active employee, his named beneficiary is entitled to a death benefit under our Retirement Plan and Restoration Plan. The death benefit payable in the event of Mr. Bullington’s death on December 31, 2007 is $851,864. This lump sum payment was calculated based on the same actuarial assumptions utilized in our Form 10-K filing for the year ended December 31, 2007 and the GAR 1994 mortality tables as required by our Retirement Plan and Restoration Plan. The accrued death benefit was reduced for early commencement.

(20)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.

In addition to the payments Mr. Bullington may receive upon the termination of his employment, he will continue to hold stock options that were vested immediately prior to his termination. Mr. Bullington also will be entitled to receive the vested balance of his contributions to our Deferred Compensation Plan. The table below shows the vested benefits that Mr. Bullington has accumulated as of December 31, 2007 and the benefits he will receive as a result of his termination of employment on that date. We refer to the combined amounts as the total “walk-away” amount:

			Involuntary
			Termination or
			Termination
			Without Cause
			in Connection
	Voluntary	Involuntary	With a Change
	Termination on	Termination on	of Control on	Disability on	Death on
	12/31/07	12/31/2007	12/31/2007	12/31/2007	12/31/2007
Vested Benefits as of December 31, 2007:
Stock Options(1)	$4,015,565	$4,015,565	$4,015,565	$4,015,565	$4,015,565
Deferred Compensation Plan	2,093,401	2,093,401	2,093,401	2,093,401	2,093,401

Total Vested Benefits	$6,108,966	$6,108,966	$6,108,966	$6,108,966	$6,108,966

Benefits and Payments Upon Separation:	$2,101,775	$2,101,775	$8,838,537	$3,431,108	$3,681,588

Total “Walk-Away” Value	$8,210,741	$8,210,741	$14,947,503	$9,540,074	$9,790,554

(1)	Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2007 ($79.52) on all stock options vested and exercisable as of December 31, 2007.

Susan M. Cunningham

The following table shows the potential payments to Ms. Cunningham, Senior Vice President — Exploration of the Company, in the event of her termination of employment as of December 31, 2007.

					Involuntary Termination or
					Termination Without Cause
	Voluntary		Involuntary		in Connection With a
Executive Benefits and	Termination on		Termination on		Change of Control on		Disability on		Death on
Payments Upon Separation	12/31/07(1)		12/31/2007(1)		12/31/2007		12/31/2007(1)		12/31/2007
Compensation:
Severance	—		—	(8)	$2,141,447	(9)	—		—
STIP Payments	—	(1)	—	(1)	315,000	(9)	—	(1)	—	(1)
Stock Options	—		—		1,616,551	(10)	—		—
Restricted Stock	—	(2)	—	(2)	1,823,314	(11)	$1,729,958	(16)	$1,729,958	(16)
Performance Units	—	(3)	—	(3)	527,013	(12)	414,875	(17)	414,875	(17)

Benefits and Perquisites:
Retirement Plans	$454,746	(4)	$454,746	(4)	454,746	(4)	1,087,201	(18)	183,493	(20)
Deferred Compensation Plan	—	(5)	—	(5)	—	(5)	—	(5)	—	(5)
Health & Welfare Benefits	—	(6)	—	(6)	43,745	(13)	—	(6)	—
Disability Income	—		—		—		—	(19)	—
Life Insurance Benefits	—		—		—		—		840,000	(21)
Excise Tax & Gross-Up	—		—		1,500,000	(14)	—		—
Accrued Vacation Pay	—	(7)	—	(7)	—	(7)	—	(7)	—	(7)
Employment Services	—		—		15,000	(15)	—		—

TOTAL	$454,746		$454,746		$8,436,816		$3,232,034		$3,168,326

(1)	Ms. Cunningham would not be entitled to a STIP payment for 2007 in the event of her termination of employment on December 31, 2007, other than in the event of a change of control. Employees must be employed on the STIP payment date (February 2008) in order to receive payment.

(2)	All unvested shares of restricted stock will be forfeited upon Ms. Cunningham’s voluntary or involuntary termination of employment on December 31, 2007, including 2005 award — 7,176 shares; 2006 award — 3,522 shares; and 2007 award — 12,231 shares.

(3)	All unvested performance units will be forfeited upon Ms. Cunningham’s voluntary or involuntary termination of employment on December 31, 2007. The following performance units will be forfeited: 2005 award — 190,600 units; and 2006 award — 336,413 units.

(4)	Reflects the present value of Ms. Cunningham’s accrued benefits under our Retirement Plan and Restoration Plan. Due to plan changes made effective January 1, 2008, all employees are eligible for immediate commencement upon separation from service and can elect an unlimited lump sum option for their Retirement Plan benefits. Based on a December 31, 2007 termination date, Ms. Cunningham’s monthly age 65 retirement benefits from our Retirement Plan would be $2,385. If Ms. Cunningham commences her retirement benefits immediately following termination of employment on December 31, 2007, her monthly benefits from our Retirement Plan, reduced for early commencement, would be $661. For the Restoration Plan benefit, participants previously elected to receive their benefit as either an annuity or lump sum, and elected specific timing of receiving their benefits. Ms. Cunningham elected to receive a lump sum from the Restoration Plan upon separation of service. The lump sum payable to Ms. Cunningham from our Restoration Plan based on a December 31, 2007 termination date is $384,190.

(5)	Ms. Cunningham would not be entitled to any additional benefit under our Deferred Compensation Plan in the event of her termination of employment.

(6)	Ms. Cunningham would not be eligible to participate in our retiree medical and dental plans in the event of her termination of employment on December 31, 2007.

(7)	Ms. Cunningham is entitled to six weeks of paid vacation each calendar year. Unused vacation does not carry over from year to year. We have assumed for purposes of this table that Ms. Cunningham used all of her vacation during 2007 and would therefore not be entitled to payment for any unused vacation in the event of her termination on December 31, 2007. In the event of termination during the year, all amounts of unused vacation would be paid based on Ms. Cunningham’s salary.

(8)	Ms. Cunningham is not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, our Severance Benefit Plan provides for a severance payment in certain instances based upon years of completed service. If Ms. Cunningham is entitled to a severance payment under the plan, she would receive two weeks of pay for every year of completed service, plus a prorated STIP payment based on her STIP target percentage (75%) for a total payment of $411,923.

(9)	We entered into a Change of Control Agreement with Ms. Cunningham that provides for severance benefits in the event that Ms. Cunningham’s employment terminates within two years after a change of control of the Company. Under Ms. Cunningham’s Change of Control Agreement, if Ms. Cunningham is terminated following a change of control (other than termination by the Company for cause or by reason of death or disability), she is entitled to receive a lump sum severance payment equal to 2.5 times her annual cash compensation (consisting of annual salary and STIP). Ms. Cunningham is also entitled to a prorated STIP payment based on her termination date in the year of the change of control.

(10)	Vesting of stock options accelerates in the event of a change of control. Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2007 ($79.52) on all unvested stock options held by Ms. Cunningham as of December 31, 2007.

(11)	Vesting of restricted stock accelerates in the event of a change of control. Represents the value of all restricted stock held by Ms. Cunningham on December 31, 2007 based on the closing price of our common stock on December 31, 2007 ($79.52).

(12)	Vesting of performance units accelerates in the event of a change of control. Represents the value of all unvested performance units held by Ms. Cunningham on December 31, 2007 based on a target value of $1.00 per unit.

(13)	Ms. Cunningham’s Change of Control Agreement provides for continued medical, dental, life, AD&D, and LTD benefits for a period of 30 months following a change of control. The value reflected is the total estimated cost to us to provide these benefits.

(14)	Ms. Cunningham is entitled to a gross-up payment for any excise tax due in connection with a change of control pursuant to Internal Revenue Code Sections 280G and 4099. The estimated gross-up payment for Ms. Cunningham based on a December 31, 2007 change of control and the closing price of our common stock on December 31, 2007 of $79.52 is $1,500,000.

(15)	Ms. Cunningham’s Change of Control Agreement provides for reimbursement for reasonable fees up to $15,000 for out-placement employment services.

(16)	In the event of termination of employment as a result of disability or death, Ms. Cunningham or her named beneficiary may be entitled to a prorated portion of all unvested performance based restricted stock awards. The prorated portion of these awards will only vest at the end of each restricted period if the performance goals for that period have been satisfied. The prorated portion is based on the number of months of service completed by Ms. Cunningham during the restricted period. Value is based on the closing price of our common stock on December 31, 2007 ($79.52). We have assumed that the performance goals will be satisfied and the following prorated awards will vest: 2005 award — 100% of the shares awarded will vest in 2008 (3,176 shares); and 2006 award — two-thirds of shares awarded (2,348 shares) will vest in 2009. All unvested shares of restricted stock with time-based vesting provisions will also vest in the event of Ms. Cunningham’s termination of employment as a result of death or disability as follows: 2005 award — 4,000 shares will vest; 2007 award — 12,231 shares will vest. Value is based on the closing price of our common stock on December 31, 2007 ($79.52).

(17)	In the event of termination of employment as a result of disability or death, Ms. Cunningham or her named beneficiary may be entitled to a prorated portion of all unvested performance unit awards. The prorated portion of these awards may vest at the end of each performance period based on the level of achievement of the applicable performance goals for that period. The prorated portion is based on the number of months of service completed by Ms. Cunningham during the performance period. Value is based on the assumption that performance units will pay out at target level. We have assumed that the performance goals will be satisfied and the following prorated awards will vest: 2005 award — 100% of the units awarded will vest in 2008 (190,600 units); and 2006 award — two-thirds of units awarded will vest in 2009 (224,275 units).

(18)	In the event of Ms. Cunningham’s termination of employment due to permanent and total disability, her age 65 retirement benefits from our Retirement Plan and Restoration Plan will be calculated as if she had continued to work until age 65. The value reflected represents the actuarial present value of Ms. Cunningham’s age 65 benefits based on a disability date of December 31, 2007. The calculation is based on Ms. Cunningham’s final average compensation as of her date of disability. Upon commencement of her benefits at age 65, Ms. Cunningham’s monthly benefit from our Retirement Plan and Restoration Plan would be $21,605. Ms. Cunningham is not eligible to commence her benefits prior to age 65.

(19)	Our LTD benefits are fully insured through CIGNA. Eligibility for benefits is determined by CIGNA only after the employee’s termination of employment because of a medical condition. Benefits pay at 60% of monthly income, capped at $15,000 per month.

(20)	In the event of Ms. Cunningham’s death while an active employee, her named beneficiary is entitled to a death benefit under our Retirement Plan and Restoration Plan. The death benefit payable in the event of Ms. Cunningham’s death on December 31, 2007 is $183,493. This lump sum payment was calculated based on the same actuarial assumptions utilized in our Form 10-K filing for the year ended December 31, 2007 and the GAR 1994 mortality tables as required by our Retirement Plan and Restoration Plans. The accrued death benefit was reduced for early commencement.

(21)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.

In addition to the payments Ms. Cunningham may receive upon the termination of her employment, she will continue to hold stock options that were vested immediately prior to her termination. Ms. Cunningham also will be entitled to receive the vested balance of her contributions to our Deferred Compensation Plan. The table below shows the vested benefits that Ms. Cunningham has accumulated as of December 31, 2007 and the benefits she will receive as a result of her termination of employment on that date. We refer to the combined amounts as the total “walk-away” amount:

			Involuntary Termination or
			Termination Without Cause
	Voluntary	Involuntary	in Connection With a
	Termination on	Termination on	Change of Control on	Disability on	Death on
	12/31/07	12/31/2007	12/31/2007	12/31/2007	12/31/2007
Vested Benefits as of December 31, 2007:
Stock Options(1)	$10,727,941	$10,727,941	$10,727,941	$10,727,941	$10,727,941
Deferred Compensation Plan	—	—	—	—	—

Total Vested Benefits	$10,727,941	$10,727,941	$10,727,941	$10,727,941	$10,727,941

Benefits and Payments Upon Separation:	$454,746	$454,746	$8,436,816	$3,232,034	$3,168,326

Total “Walk-Away” Value	$11,182,687	$11,182,687	$19,164,757	$13,959,975	$13,896,267

(1)	Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2007 ($79.52) on all stock options vested and exercisable as of December 31, 2007.

Director Compensation

Our director compensation program consists of two principal elements, which are discussed below: annual retainer and committee fees and equity grants of stock options and restricted stock. Our Governance Committee reviews our director compensation program annually. Towers Perrin provided services to our Governance Committee in 2007 to assist it in reviewing and determining fees and equity compensation paid or awarded, as the case may be, to our non-employee directors. Based upon that review, (1) grants of stock options and awards of restricted stock were made to our non-employee directors on February 1, 2007 and (2) the annual fee to be paid to the chair of committees other than our Audit Committee was increased from $5,000 to $7,500 beginning August 2007.

Annual Retainer and Committee Fees:  Non-employee directors receive an annual retainer of $50,000 and a fee of $2,000 for each Board or committee meeting attended. With the exception of our Audit Committee, the chair of each committee, if not also an employee or officer of the Company, receives an additional annual fee of $7,500. The chair of the Audit Committee receives an additional annual fee of $15,000. The position of Lead Independent Director, which is filled by a non-employee director, receives an additional annual fee of $20,000. All annual fees are paid pro rata on a monthly basis. Non-employee directors are entitled to participate in our Non-Employee Director Fee Deferral Plan. Under the terms of this plan, non-employee directors may, during a specified period of time each year, elect to have all or any portion of their director fees deferred for future payment by the Company. We also reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings and director continuing education programs relevant to their service on our Board.

Equity Grants:  The 2005 Stock Plan for Non-Employee Directors of Noble Energy, Inc. (“2005 Plan”) was approved by our stockholders at our April 26, 2005 annual meeting. The primary purpose of the 2005 Plan is to provide each of our non-employee directors with an added incentive to continue in the service of the Company and a more direct interest in the future success of our operations by granting to such directors options to purchase shares of our common stock and awards of restricted shares of our stock. The 2005 Plan provides for a fixed grant of stock options and award of restricted stock upon the director’s joining our Board and thereafter annually on each February 1 during the term of the plan. In addition, our Board has the discretion, subject to certain limitations, to grant stock options and award restricted stock to the non-employee directors in addition to the February 1 automatic grant and award, and to determine the restrictions, terms and conditions applicable to such grants and awards.

The table below sets forth certain information concerning the compensation earned in 2007 by our non-employee directors who served in 2007.

					Change in
					Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned	Stock	Option	Incentive Plan	Compensation	All Other
	or Paid in	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	Cash ($)(1)	($)(2)	($)(3)	($)	($)	($)	($)
Jeffrey L. Berenson	$104,000	$90,546	$102,973	—	—	—	$297,519
Michael A. Cawley	124,541	90,546	102,973	—	—	—	318,060
Edward F. Cox	114,042	90,546	102,973	—	—	—	307,561
Thomas J. Edelman	76,000	90,546	102,973	—	—	$42,000 (4)	311,519
Kirby L. Hedrick	118,042	90,546	102,973	—	—	—	311,561
Bruce A. Smith(5)	100,000	90,546	102,973	—	—	—	293,519
Scott D. Urban	18,500	46,839	65,377	—	—	—	130,716
William T. Van Kleef	115,000	90,546	102,973	—	—	—	308,519

(1)	Reflects fees paid or earned by our non-employee directors in 2007. Each non-employee director earned the following: an annual retainer of $50,000 and $2,000 for each Board or committee meeting attended. Mr. Cawley received an additional $20,000 for serving as our Lead Independent Director. Mr. Van Kleef received an additional $15,000 for serving as the Chair of our Audit Committee. Messrs. Hedrick, Cox and Cawley each received an additional $5,000, adjusted to $7,500 beginning August 2007, for serving as Chair of our Compensation Committee; Environmental, Health and Safety Committee; and Governance Committee, respectively.

(2)	Reflects the compensation expense recognized in our financial statements for the 2007 fiscal year for restricted stock awards to our non-employee directors in 2006 and 2007 under our 2005 Plan. Compensation expense was computed in accordance with SFAS 123(R). A discussion of the assumptions used in calculating these values may be found in Note 9 to our 2007 audited financial statements included in our annual report on Form 10-K. Pursuant to SEC rules, amounts shown exclude the impact of estimated forfeitures. Restricted stock awarded to our non-employee directors in 2007 will vest on the one-year anniversary of the grant date. The vesting of the restricted shares will accelerate in the event of a change of control of the Company. Each non-employee director except Mr. Urban received an award of 1,982 shares of restricted stock on February 1, 2007 that was unvested as of December 31, 2007. Mr. Urban received an award of 4,800 shares of restricted stock on October 23, 2007 that was unvested as of December 31, 2007.

(3)	Reflects the compensation expense recognized in our financial statements for the 2007 fiscal year for nonqualified stock options granted to our non-employee directors in 2006 and 2007 under our 2005 Plan. Compensation expense was computed in accordance with SFAS 123(R). A discussion of the assumptions used in calculating these values may be found in Note 9 to our 2007 audited financial statements included in our annual report on Form 10-K. Pursuant to SEC rules, amounts shown exclude the impact of estimated forfeitures. Options represent the right to purchase shares of common stock at a fixed price per share equal to fair market value on the date of grant. Our 2005 Plan defines “fair market value” as the closing price of our common stock on the NYSE on the date of grant. Options granted to our non-employee directors in 2007 will vest on the one-year anniversary of the grant date. The vesting of the options will accelerate in the event of a change of control of the Company. Vesting of these options is not contingent upon the satisfaction of any performance criteria, although none of the options may be exercised until the first anniversary (absent a change of control of the Company) or after the tenth anniversary of the date of grant. Each non-employee director except Mr. Urban received 5,000 nonqualified stock options on February 1, 2007 that were unvested as of December 31, 2007. Mr. Urban received a grant of 11,200 nonqualified stock options on October 23, 2007 that was unvested as of December 31, 2007. The following directors have option awards outstanding as of December 31, 2007: Mr. Berenson — 19,883; Mr. Cawley — 54,493; Mr. Cox — 8,683; Mr. Edelman — 597,223; Mr. Hedrick — 58,683; Mr. Smith — 58,683; Mr. Urban — 11,200; and Mr. Van Kleef — 19,883.

(4)	Reflects 2007 compensation for office space rent paid for Mr. Edelman pursuant to a consulting agreement effective May 16, 2005 in connection with our acquisition of Patina.

(5)	Mr. Smith served on our Board throughout 2007 and until his resignation from the Board on February 1, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Directors, executive officers and more than 10% stockholders are required by SEC regulations to provide us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of the reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors, officers and more than 10% beneficial owners were complied with during the year ended December 31, 2007.

CERTAIN TRANSACTIONS

In the ordinary course of our business, we purchase products or services from, or engage in other transactions with, various third parties. Occasionally, these transactions may involve entities that are affiliated with one or more members of our Board. When they occur, these transactions are conducted in the ordinary course and on an arms-length basis.

Review and Approval of Related Party Transactions

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. We have developed and implemented processes and controls to obtain information from our directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in our annual proxy statement. In addition, our Governance Committee or Board (if appropriate) reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, consideration is given to:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters deemed appropriate.

Any director who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction; provided, however, that such director may be counted in determining the presence of a quorum at the meeting where the transaction is considered.

Related Party Transactions

Since the beginning of fiscal year 2007, there have been no transactions in excess of $120,000 between the Company and a related person in which the related person had a direct or indirect material interest.

REPORT OF THE
AUDIT COMMITTEE

To the Stockholders of
Noble Energy, Inc.:

The primary purpose of the Audit Committee of the Company’s Board of Directors is to: (1) assist the Board of Directors in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditor and (2) prepare a committee report as required by the SEC to be included in the Company’s annual proxy statement. The Audit Committee’s function is more fully described in its charter, which was adopted by the Audit Committee and the Board of Directors on March 4, 2004 and most recently amended on January 22, 2008 in connection with the Audit Committee’s annual review of its charter. A copy of the charter is available on our website at www.nobleenergyinc.com under the “Corporate Governance” section and is also available in print to any stockholder who requests it. The Audit Committee held eight meetings during 2007, including regular meetings and special meetings addressing earnings releases and related matters.

Throughout 2007 and continuing to-date, the Audit Committee has been comprised entirely of independent directors, as defined and required by current NYSE listing standards and Section 10A(m)(3) of the Exchange Act of 1934, as amended, and as so determined by our Board of Directors. The Board of Directors also determined that Mr. Bruce A. Smith, who served on the committee throughout 2007 and until his resignation from the Board on February 1, 2008, and Mr. Van Kleef are each an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K.

Review and Discussion

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. It has also discussed with KPMG LLP, the Company’s independent auditor, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended by SAS No. 90 (Audit Committee Communications). Additionally, KPMG LLP has provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees, and the committee discussed the auditors’ independence with management and the auditors.

The Audit Committee also has considered whether KPMG LLP’s rendering of non-audit services to the Company is compatible with maintaining its independence. The Audit Committee has concluded that the rendering of the non-audit services by KPMG LLP has not impaired its independence.

Based on the Audit Committee’s discussions with management and the independent auditor, and its review of the representations of management and the report of KPMG LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC.

March 21, 2008

Audit Committee

William T. Van Kleef, Chair
Michael A. Cawley
Scott D. Urban

MATTERS RELATING TO THE INDEPENDENT AUDITOR

Accounting Fees and Services for Fiscal Years 2007 and 2006

	2007	%	2006	%

Audit Fees(1)	$1,860,000	89.7	$1,420,000	86.4
Audit — Related Fees(2)	211,000	10.2	222,360	13.5
Tax	—	—	—	—
Other(3)	1,500	0.1	1,500	0.1

	$2,072,500	100.0	$1,643,860	100.0

(1)	Services rendered in 2007 and 2006 include auditing our financial statements included in the Company’s annual report filed on Form 10-K and our internal controls over financial reporting. Services also include quarterly reviews of our interim financial statements filed on Form 10-Q.

(2)	Includes fees paid for foreign statutory and domestic retirement plan audits and other audit-related work.

(3)	Includes fees paid for online accounting research subscription.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee approves all audit and non-audit services to be provided by our independent auditor prior to the receipt of such services. The Audit Committee Chair has the authority to pre-approve services of up to $25,000 rendered by our independent auditor. Any pre-approval of services by the Audit Committee Chair shall be reported to the Audit Committee at its next scheduled meeting.

All audit-related services, tax services and other services for 2007 set forth in the table above were pre-approved by the Audit Committee Chair or the Audit Committee, as provided above, which in either case determined that such services would not impair the independence of our auditor and are consistent with the SEC’s rules on auditor independence.

STOCKHOLDER PROPOSALS AND OTHER MATTERS

Stockholder proposals intended to be brought before the annual meeting of stockholders as an agenda item or to be included in our proxy statement relating to our 2009 annual meeting of stockholders, which is currently scheduled to be held on April 28, 2009, must be received by us at our office in Houston, Texas, addressed to our Corporate Secretary, no later than November 22, 2008.

We will bear the cost of solicitation of proxies. Solicitation may be made by mail, personal interview, telephone or telegraph by our officers, agents or employees, who will receive no additional compensation for these efforts. To aid in the solicitation of proxies, we have employed the firm of Georgeson, Inc., which will receive a fee of approximately $8,000 plus out-of-pocket expenses. We will bear the reasonable expenses incurred by banks, brokerage firms, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners.

Our Board does not intend to present any other matter at the meeting and knows of no other matters that will be presented. However, if any other matter comes before the meeting, the persons named in the enclosed proxy intend to vote thereon in accordance with their best judgment.

Noble Energy, Inc.
Houston, Texas
March 21, 2008
Chris Tong
Senior Vice President and
Chief Financial Officer

NOBLE ENERGY, INC. ANNUAL MEETING OF STOCKHOLDERS April 22, 2008 9:30 a.m. Central Time The Woodlands Waterway Marriott Hotel & Convention Center 1601 Lake Robbins Drive The Woodlands, Texas 77380 Noble Energy, Inc. 100 Glenborough Drive, Suite 100 Houston, Texas 77067 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 22, 2008. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Items 1 and 2. By signing the proxy, you revoke all prior proxies and appoint Charles D. Davidson and Chris Tong, and each of them, with full power of substitution to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements. See reverse for voting instructions.

There are three ways to vote your Proxy Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ??? EASY ??? IMMEDIATE · Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on April 21, 2008 · Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you. VOTE BY INTERNET — www.eproxy.com/nbl — QUICK EASY IMMEDIATE · Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on April 21, 2008. · Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Noble Energy, Inc., c/o Shareowner ServicesY, P.O. Box 64873, St. Paul, MN 55164-0873. If you vote by Phone or Internet, please do not mail your Proxy Card The Board of Directors Recommends a Vote FOR Items 1 (all nominees) and 2. 1. Election of directors: 01 Jeffrey L. Berenson 02 Michael A. Cawley 03 Edward F. Cox 04 Charles D. Davidson 05 Thomas J. Edelman 06 Kirby L. Hedrick 07 Scott D. Urban 08 William T. Van Kleef h Vote FOR all nominees (except as marked) h Vote WITHHELD from all nominees (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Proposal to ratify the appointment of KPMG LLP as the Company’s independent auditor. h For h Against h Abstain 3. In their discretion, the proxies are authorized to vote upon such other business or matters as may properly come before the meeting and any adjournment or postponement thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 AND 2. Address Change? Mark Box h Indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. COMPANY # Please detach here